EXHIBIT 10.14

INFORMATION TECHNOLOGY SERVICES AGREEMENT
BETWEEN
FIDELITY INFORMATION SERVICES, INC.
And
SOLERA BANK, N.A. (IO)

THIS AGREEMENT by and between Fidelity Information Services, Inc., an Arkansas corporation with offices located at 601 South Lake Destiny Road, Suite 300, Maitland, Florida 32751 (“Fidelity”) and Solera Bank, N.A. (IO), with offices located at 6920 W. 38th Avenue, Wheat Ridge, Colorado 80033 (“Customer”) (each of Fidelity and Customer, a “party,” and collectively, the “parties”) is made as of the later of the dates on which the parties sign below (“Effective Date”).

The parties have agreed to certain General Terms and Conditions as more particularly identified below and attached hereto (“General Terms”). The parties agree that the General Terms shall be incorporated by reference to each Schedule identified below and attached hereto (“Schedule”) as well as to such additional Schedule(s) as may be agreed to by the parties from time to time, provided however, that each such Schedule explicitly incorporates these General Terms.

The parties acknowledge that each has reviewed the version number, as set forth below, used to identify the General Terms and the Schedule(s) attached hereto and confirm that said version number is the correct version of the General Terms and Schedule(s) to which each party has agreed.

The parties hereby agree that each Schedule combined with the General Terms and this Signature Page constitutes a separate and independent legal agreement between the parties (“Agreement”).

☒	GENERAL TERMS AND CONDITIONS	(GTC104v1 dated 01/22/06)
☒	BancPac Service Bureau Processing Schedule	(SCHBNCPCSB100v1 dated 01/22/06)
☒	Software License Schedule	(SCHLIC104v1 dated 01/22/06)
☒	Software Maintenance Schedule	(SCHMAINT103v1 dated 01/22/06)
☒	Item Processing Services Schedule	(SCHIP100v1 dated 01/22/06)
☒	Equipment Purchase Schedule	(SCHBPEQPURCH100v1 dated 01/22/06)
☒	Network Services Schedule	(SCHNS102v1 dated 01/22/06)
☒	Internet Banking Services Schedule	(SCHIB103v1 dated 01/22/06)
☒	Electronic Bill Payment Services Schedule	(SCHCFBP101v1 dated 01/22/06)
☒	Website Development and Hosting Services Schedule	(SCHWEB101v1 dated 01/22/06)
☒	Electronic Funds Transfer Services Schedule	(SCHEFT102v1 dated 01/22/06)

THE AUTHORIZED OFFICER OR REPRESENTATIVE OF EACH PARTY has signed this Agreement as a legally binding obligation of such party.

FIDELITY INFORMATION SERVICES, INC.		SOLERA BANK, N.A. (IO)

By:		By:	/s/ Robert Fenton
Name:	Gary Norcross	Name:	Robert Fenton
Title:	President, Integrated Financial Solutions	Title:	EVP,Chief Operating Officer(Proposed)
Date:		Date:	March 22, 2006

GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“General Terms”) shall apply to and be incorporated by reference into each and every Signature Page and Schedule between Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) (each of Fidelity and Customer, a “party,” and collectively, the “parties”) and shall be coterminous with each such Schedule provided however that each such Signature Page and Schedule explicitly incorporates by reference these General Terms.

1.    DEFINITIONS

Except as may be modified in any Addenda to these General Terms, a Schedule or attachment thereto, the following defined terms shall have the meanings ascribed to them below.

1.1	“Adjustment Date” shall mean the first of the month in which the anniversary of the Commencement Date, as defined in each Schedule, falls each year.

1.2
“Affiliate” shall mean a company which owns or controls, directly or indirectly, a majority of the stock of one of the parties, or a company whose stock is owned or controlled, directly or indirectly, by one of the parties or its parent.

1.3	“Agreement” shall be as defined on the applicable Signature Page.

1.4	“Attachment” shall mean the document setting forth the fees for contracted products and/or services as described in the Schedule and which is attached to such Schedule and may be numbered.

1.5	“Commencement Date” shall be specifically defined in the appropriate Schedule(s) describing an item of Software, Third Party Software, Equipment or a Service to be provided to Customer.

1.6
“Confidential Information” shall mean all information of a non-public nature including Customer Proprietary Information and Fidelity Proprietary Information. “Confidential Information” shall also include all “non-public personal information” as defined in Title V of the GLB Act that Fidelity receives from or at the direction of Customer and that concerns any of Customer’s “customers” and/or “consumers” (as defined in the GLB Act).

1.7	“CPI-U” shall mean Consumer Price Index for All Urban Consumers-Other Goods and Services as published by the U.S. Department of Labor, Bureau of Labor Statistics.

1.8	“Customer” shall mean the financial institution, company or entity other than Fidelity listed on the Signature Page.

1.9	“Customer Proprietary Information” shall mean all of Customer’s data, output, and any Customer-provided software, if applicable, and any modifications to the foregoing.

1.10	“Equipment” shall mean the hardware that may be identified in a Schedule and/or Attachment as being sold or leased to Customer pursuant to the terms of such Schedule.

1.11	“Escalation Procedures” shall mean the procedures set forth in Section 16.3 of these General Terms and Conditions.

1.12	“Expiration Date” shall mean the last day of the Initial Term or of the then-current Renewal Term.

1.13
“Fidelity Proprietary Information” shall mean specifications, manuals, tapes, programs, file formats, user documentation, and the Software and other materials belonging to, developed by, and/or furnished to Customer by Fidelity and any enhancements or modifications to the foregoing.

1.14	“GLB Act” shall mean the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder, as the same may be amended from time to time.

1.15	“Initial Term” shall be set forth in the applicable Schedule.

1.16
“Press Release” shall mean any news release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public.

1.17	“Renewal Term” shall be set forth in the applicable Schedule.

1.18	“Schedule(s)” shall mean each of the separate schedule(s) which further describe the products and/or services being provided to Customer by Fidelity and to which these General Terms apply.

1.19	“Services” shall mean the services that are described in a Schedule, including, not limited to, data processing, support, recovery, and/or consulting services.

1.20
“Signature Page” shall be the cover page attached to these General Terms and/or each Schedule which requires a signature by each of the parties. A separate Signature Page shall be signed each time the parties agree to add another Schedule to these General Terms which shall more specifically identify the Schedule being attached.

1.21
“Software” shall mean the object code version of the proprietary computer programs of Fidelity that may be identified in a Schedule and/or Attachment as being licensed to Customer pursuant to the terms of such Schedule and/or Attachment.

1.22	“Term” shall be as set forth in the applicable Schedule.

1.23	“Termination Date” shall be the last day that a product(s) or service(s) is being provided to Customer by Fidelity.

1.24
“Third Party Software” shall mean the object code version of the proprietary computer programs of a third party that may be identified in a Schedule and/or Attachment as being licensed by Customer pursuant to the terms of such Schedule.

2.    TERMINATION AND RENEWAL

2.1 Right to Terminate. Either party may elect to terminate this Agreement if: (a) the other party fails to cure any material default hereunder within ninety (90) days after receipt of written notice from the non-defaulting party, which notice shall specify the nature and extent of any such material default (except for a default caused by nonpayment by Customer which is addressed in Section 3.3 or for a material breach of the confidentiality obligations as set forth in Section 9); or (b) the other party ceases to do business, makes a composition or assignment for the benefit of creditors, becomes bankrupt or insolvent, or is found subject to any provisions of the bankruptcy code concerning involuntary bankruptcy or similar proceeding.

2.2 Method of Termination. Exercise of the right to terminate under Section 2.1 must be accomplished by written notice (in accordance with Section 17.2) to the defaulting party, specifying the basis for such termination, and fixing the Termination Date which shall be a date following the date of such notice. If either party is terminating under Section 2.1 (a) above, in which the other party has failed to cure a default, such written notice shall allow one hundred eighty (180) days following the date of such notice for complete termination of Services unless otherwise specified in a Schedule. If either party is terminating under Section 2.1 (b) above, no notice of default or cure period is required and such written notice will allow thirty (30) days following the date of such notice for complete termination of this Agreement.

2.3 No Waiver of Default. The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

2.4 Extended Services. Any services that are provided to Customer after the expiration or termination of this Agreement, for which a written agreement has not been entered into by the parties, shall be provided by Fidelity on a month-to-month basis subject to the terms and conditions of this Agreement, except that the fees for such services shall be one hundred twenty-five percent (125%) of Fidelity’s then-current standard fees.

2.5 Liquidated Damages. If this Agreement is terminated by Customer for any reason other than as permitted under Section 2.1, Customer shall pay to Fidelity, as liquidated damages and in addition to all unpaid amounts due and owing to Fidelity under this Agreement from the Effective Date up to and including the Termination Date, (i) a fee equal to the remaining fees due under this Agreement from the day immediately following the Termination Date through the end of the Term or then current Renewal Term had the termination not occurred; (ii) with respect to any transaction-based services, an amount equal to the average of all transaction-based fees paid by Customer on average per month during the six (6) month period immediately preceding the Termination Date, multiplied by the number of months remaining in the Term or the then current Renewal Term; (iii) any termination and shutdown costs incurred by Fidelity; and (iv) the then net book value of all software and hardware acquired by Fidelity to perform the Services hereunder on Customer’s behalf during the Term or any Renewal Term, if any. No refund of fees shall be made to Customer. Termination and shutdown costs may include, but are not necessarily limited to: costs actually incurred by Fidelity to cancel leases, licenses, subcontractor or other similar agreements, and costs associated with termination and/or relocation of dedicated resources. Fidelity shall use its reasonable efforts to mitigate the termination and shutdown costs.

2.6 Date Fees are Payable. All known fees described in this Section 2 are due and payable prior to the earlier of (a) sixty (60) days prior to the Termination Date or (b) the release of any data in Fidelity’s possession to Customer. Any fees not known as of the date notice is given will be invoiced to Customer as they are incurred by Fidelity. Furthermore, in addition to the fees described in this Section 2, Customer shall continue to make all payments due and payable to Fidelity pursuant to this Agreement for any Services rendered through the Termination Date. The fees described in this Section 2 are exclusive of any fees associated with deconversion.

2.7 Return of Fidelity Data. Upon termination of these General Terms or any Schedule attached hereto, Customer will, at its expense, promptly return to Fidelity or destroy all copies of written or electronic materials, maintenance and policy manuals and other publications of Fidelity relating to the Services being so terminated (collectively "Copies"). Customer will destroy all Copies contained on any hard drive or other fixed medium of storage. Within sixty (60) days from the date of termination of these General Terms or any Schedule attached hereto, an officer of Customer will certify in writing to Fidelity that Customer has complied with all requirements of this Section.

3.    FEES AND EXPENSES

3.1 Fees Payable to Fidelity. The fees payable pursuant to this Agreement are set forth in the Schedule and/or Attachment, shall be paid in U.S. Dollars, and shall be due to Fidelity within thirty (30) days of date of invoice, except as set forth in Section 2. Customer shall also pay to Fidelity any pass-through costs, fees and charges imposed upon Fidelity related to the Services provided hereunder. All payments due to Fidelity hereunder shall, unless otherwise indicated, be mailed to Fidelity at the remittance address on the invoice. If mutually agreed between the parties, Customer may alternatively make all payments under this Agreement by wire transfer or ACH of immediately available U.S. funds to an account or accounts designated by Fidelity. In the event that the due date of any payment is not a day upon which banks are open in the United States, then the due date of the payment shall be the next bank business day. Any amount not received by Fidelity within fifteen (15) days after the payment due date shall be subject to interest on the balance overdue at a rate equal to the lesser of: (i) the prime rate plus two percent (2%) per annum, as published in the Wall Street Journal on the first Monday (or next bank business day) following the payment due date; or (ii) the highest rate permitted by law, in each case for the number of days from payment due date up to and including the date payment is actually received by Fidelity. However, if any amount is not paid when due, Fidelity may, at its option, immediately suspend performance hereunder until payment is made, in addition to any other rights or remedies provided to Fidelity by this Agreement or applicable law.

3.2 Disputed Charges. Should Customer dispute in good faith all or a portion of the amount due on any invoice or require any adjustment to an invoiced amount, Customer shall notify Fidelity in writing prior to the payment due date, of the nature and basis of the dispute and/or adjustment as soon as possible using the dispute resolution procedures set forth in Section 16 of this Agreement. Each party shall use its reasonable efforts to resolve the dispute prior to the payment due date. If the parties are unable to resolve the dispute prior to the payment due date, Customer shall nevertheless pay the entire amount to Fidelity by the due date. If it is ultimately determined that Customer should not have paid such amount to Fidelity, Fidelity shall credit this amount, plus interest in accordance with Section 16.1 of this Agreement on Customer’s next invoice.

3.3 Monetary Default. Failure to pay any amount due under this Agreement, excluding disputed charges described in Section 3.2, within thirty (30) days of the date of invoice shall be deemed a monetary default (“Monetary Default”). In the event such Monetary Default is not cured within seven (7) business days after written notice is provided to Customer from Fidelity, then Fidelity may suspend or cancel Customer’s use of or access to the Services relating to the Monetary Default and may terminate this Agreement and pursue any and all other rights in law or equity that Fidelity may have. In addition to the foregoing, in the event that two (2) monetary defaults occur within any six (6) month period, Fidelity, at its sole discretion, may change the payment terms (including, but not limited to, requiring payment by wire, or requiring payment in advance of Fidelity providing or delivering such Services).

3.4 Adjustment of Fees. The recurring fees, as outlined in the Schedule(s) and/or Attachment(s) (non-pass through and non-one-time fees) shall be adjusted annually on the Adjustment Date. Fees shall be increased, but not decreased, by the percentage increase in the CPI-U for the month of December preceding the Adjustment Date over the CPI-U for the month of December in the immediately preceding year. If additional products and/or services are added to the Agreement, the fees for such additional products or services shall be adjusted on such Adjustment Date in accordance with this Section. In the event the CPI-U is unavailable in time to allow the adjustment to be made on the Adjustment Date, Customer shall continue to pay the then-current fees for the Services until the CPI-U is made public, at which time the adjustment shall be calculated retroactively to the Adjustment Date, and Customer shall immediately pay to Fidelity any difference between the fees actually paid and adjusted fees. The adjustments shall be compounded and cumulative. In the event the CPI-U is discontinued or revised during the Initial Term or any Renewal Term, Fidelity shall select another governmental index or computation as a substitute for the CPI-U in order to obtain substantially the same result as if the CPI-U had not been discontinued or revised. Fidelity reserves the right to adjust at any time, pass-through costs, fees and charges, outside its control.

3.5 Payment of One-Time Fees. Except as may be specifically stated in a Schedule and/or Attachment or otherwise mutually agreed by the parties in writing, Customer shall pay all one-time fees in the following manner: fifty percent (50%) upon Customer’s signing of this Agreement and/or as set forth in the Schedule(s), as applicable, and the remaining fifty percent (50%) on the Commencement Date.

3.6 Payment of Recurring Fees. Fidelity will commence invoicing Customer for the recurring fees set forth in the Schedule and/or Attachment on the Commencement Date and Customer shall pay such fees as invoiced.

3.7 Travel and Expenses. Customer shall reimburse Fidelity for all reasonable travel and expenses related to the performance of any Services provided by Fidelity that require Fidelity personnel to travel.

3.8 Mergers and Acquisitions. At Customer’s request and subject to Section 17.11, Fidelity will provide additional licenses, process additional data and perform additional Services resulting from any merger, acquisition, affiliation or restructuring (regardless of form) involving Customer for fees to be mutually agreed upon prior to the time Customer begins using the Software or Services in the expanded environment.

4.    TAXES

All charges and fees to be paid by Customer under this Agreement are exclusive of any applicable withholding, sales, use, value added, excise, services or other United States or foreign tax which may be assessed on the provision of the Services. In the event that a withholding, sales, use, value added, excise, services or other United States or foreign tax is assessed on the provision of any of the Services provided to Customer under this Agreement, Customer will pay directly, reimburse or indemnify Fidelity for such taxes, as well as any applicable interest, penalties and other Fidelity fees and expenses. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either party. Customer shall not be liable for payment of any taxes based on Fidelity’s net income.

5.    FORCE MAJEURE

Fidelity shall not be liable for any loss, expense, error or delay, including but not limited to delays in processing of data or delivery of output or items to Customer, or any inability to provide Services hereunder, from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, government regulations, government agencies, delay or failure to receive any required government approvals, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts affecting facilities, unusually severe weather conditions, inability to secure products or services of other persons or transportation facilities, or acts or omissions of transportation carriers or omissions of third parties (including but not limited to acts or omissions of any third party service provider or equipment vendor, messenger service or telephone carrier). Upon the occurrence of a condition described in this Section 5, Fidelity shall give written notice to Customer describing the affected area of performance, and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such condition, including, without limitation, implementing disaster recovery services. Fidelity shall use commercially reasonable efforts to minimize the delay caused by force majeure events and recommence the performance of Services affected by the force majeure event. In the event the delay caused by the force majeure event lasts for a period of more than thirty (30) days, the parties shall negotiate an equitable modification to this Agreement with respect to the Services affected by the force majeure event. If the parties are unable to agree upon an equitable modification within fifteen (15) days after the expiration of such thirty (30) day period, then Customer shall be entitled to serve thirty (30) days’ written notice of termination to Fidelity. If the force majeure event continues to affect performance of Services on the expiration of such thirty (30) day notice period, the portion of this Agreement relating to the affected Service shall, at Customer’s option, terminate. The remaining portion of this Agreement that does not involve the affected Service shall continue in full force and effect. In such event Fidelity shall be entitled to be paid for that portion of the affected Service that Fidelity has completed or is in the process of completing through the Termination Date.

6.    EXCLUSIONS AND LIMITATION OF LIABILITY

As a condition precedent to any liability of Fidelity, Customer must notify Fidelity in writing of any alleged negligence or breach of this Agreement as promptly as reasonably possible, but in no event later than five (5) business days following the day on which such alleged negligence or breach was, or could reasonably have been, discovered by Customer. FIDELITY’S LIABILITY, IF ANY, FOR ANY CLAIM, CAUSE OF ACTION OR LIABILITY WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LIABILITY FOR PROCESSING ERRORS OR NEGLIGENCE, SHALL BE LIMITED TO (I) CUSTOMER’S DIRECT DAMAGES, ACTUALLY INCURRED, WHICH UNDER NO CIRCUMSTANCES SHALL EXCEED FIDELITY’S CHARGES DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE ALLEGED NEGLIGENCE OR BREACH FOR THE PARTICULAR SERVICE TO WHICH CUSTOMER’S CLAIM PERTAINS OR (II) THE FINANCIAL REMEDIES SPECIFIED IN ANY SCHEDULE, IF APPLICABLE, WHICHEVER IS LESS. ALL DAMAGES SHALL BE REDUCED BY ANY AMOUNT RECEIVED BY CUSTOMER UNDER ANY INSURANCE POLICY COVERING THE EVENT GIVING RISE TO THE LIABILITY. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL FIDELITY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, CLAIMS FOR LOSS OF REVENUE OR PROFITS, OR FOR CLAIMS OR DEMANDS MADE BY ANY THIRD PARTIES, EVEN IF FIDELITY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FIDELITY SHALL HAVE NO LIABILITY, EXPRESS OR IMPLIED, WHETHER ARISING UNDER CONTRACT, TORT OR OTHERWISE WHICH RESULTS DIRECTLY OR INDIRECTLY FROM THE INTERNAL OPERATIONS AND PERFORMANCE OF ANY CUSTOMER PROVIDED SOFTWARE OR ANY ENHANCEMENT, DEVELOPMENT OR MAINTENANCE THEREOF.  This Section also limits the liability of any agent, employee or Affiliate of Fidelity.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 No Interference with Contractual Relationship. Each party warrants that, as of the date hereof, it is not subject to any contractual obligation that would prevent it from entering into this Agreement. Customer and Fidelity each further warrant to the other that entering into this Agreement shall not cause or induce it to breach any of its other contractual obligations.

7.2 Covenant of Good Faith. Each of the parties agrees that, in its respective dealings with each other with respect to this Agreement, it shall act fairly and in good faith.

7.3 Authorization and Effect. Each party represents and warrants to the other that the person signing this Agreement on behalf of the respective party has the requisite authority to do so, that both parties have been represented by counsel in their review of and prior to executing this Agreement and no further assurances are required for either party to be bound by the terms and conditions of this Agreement.

7.4 Customer Software. If necessary for Fidelity to perform its obligations under this Agreement, Customer represents and warrants to Fidelity that any Customer software shall conform in all material respects with its documentation and specifications.

7.5 Professional and Workmanlike.   Each party represents and warrants to the other that they shall perform their respective obligations under this Agreement in a professional and workmanlike manner.

7.6 Exclusive Provider. Customer represents and warrants that Fidelity, its Affiliates and/or subcontractors will be Customer’s sole and exclusive provider of the Services.

7.7 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, FIDELITY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF ANY THIRD PARTY RIGHTS WITH RESPECT TO ANY THIRD PARTY SOFTWARE OR EQUIPMENT, AND CUSTOMER AGREES THAT ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES THAT ARE NOT PROVIDED IN THIS AGREEMENT ARE HEREBY EXCLUDED AND DISCLAIMED.

THE PARTIES ACKNOWLEDGE THAT FIDELITY HAS SET ITS PRICES AND ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE EXCLUSIONS AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT AND THE DISCLAIMERS OF WARRANTIES SET FORTH HEREIN, AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES. THE PARTIES AGREE THAT THE EXCLUSIONS AND LIMITATIONS OF LIABILITY AND DISCLAIMERS OF WARRANTIES SPECIFIED IN THIS AGREEMENT WILL SURVIVE AND APPLY EVEN IF FOUND TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

8.    INDEMNIFICATION

8.1 Infringement of Fidelity Software. Subject to Section 6, Fidelity shall defend, at its own expense, any claim or action brought by any third party against Customer or against its officers, directors, employees, Customer’s Affiliates, or agents for actual infringement of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the Software furnished hereunder by Fidelity to provide Services to Customer hereunder. Furthermore, Fidelity shall indemnify and hold Customer and the Customer’s Affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Customer and the Customer’s Affiliates. Fidelity shall have the sole right to conduct and control the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto. Fidelity shall give Customer, and Customer shall give Fidelity, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against Fidelity or Customer, as appropriate, or any other user or any supplier of components of the Software, which could have an adverse impact on Customer’s use of same, provided Fidelity or Customer, as appropriate, knows of such claim or action. If, in any such suit so defended, all or any part of the Software (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, or if in respect of any claim of infringement, and if Fidelity deems it advisable to do so, Fidelity shall at its sole option take one or more of the following actions at no additional cost to Customer: (a) procure the right to continue the use of the same without material interruption for Customer; (b) replace or modify the Software with non-infringing software or component thereof without adversely altering its function or performance in any material way; or (c) take back the infringing Software or component thereof and credit Customer with an amount equal to the license fee for such Software or component thereof paid by the Customer. The foregoing represents the sole and exclusive remedy of Customer with regard to any of the above infringements or alleged infringements.

8.2 Infringement of Customer-Provided Software. Customer shall defend, at its own expense, any claim or action brought by any third party against Fidelity or against its officers, directors, employees, Fidelity’s Affiliates, or agents for actual or alleged infringement of any patent, copyright or other intellectual property right (including, but not limited to, misappropriation of trade secrets) based upon the Customer-provided software furnished hereunder by Customer, if any. Furthermore, Customer shall indemnify and hold Fidelity and Fidelity’s Affiliates harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys’ fees) associated with any such claim or action incurred by Fidelity and Fidelity’s Affiliates. Customer shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto. Customer shall give Fidelity, and Fidelity shall give Customer, as appropriate, prompt written notice of any written threat, warning or notice of any such claim or action against Fidelity or Customer, as appropriate, or any other user or any supplier of components of Customer-provided software covered hereunder, which could have an adverse impact on Fidelity’s use of same, provided Fidelity or Customer, as appropriate, knows of such claim or action. If in any such suit so defended, all or any part of the Customer-provided software (or any component thereof) is held to constitute an infringement or violation of any other party's intellectual property rights and is enjoined, or if in respect of any claim of infringement, Customer deems it advisable to do so, Customer shall at is sole option take one or more of the following actions at no additional cost to Fidelity: (a) procure the right to continue the use of the same without material interruption for Fidelity; (b) replace or modify the Customer-provided Software with non-infringing software or component thereof without adversely altering its function or performance in any material way; or (c) relieve Fidelity of its obligation to use such Customer-provided software to perform the applicable Services hereunder. The foregoing represents the sole and exclusive remedy of Fidelity with regard to any of the above infringements or alleged infringements.

9.    CONFIDENTIAL INFORMATION

9.1 Ownership. All Customer Proprietary Information disclosed by Customer in connection with this Agreement is and shall remain the sole property of Customer. All Fidelity Proprietary Information disclosed in connection with this Agreement is and shall remain the sole property of Fidelity and shall include any modification, enhancement, interface, upgrade, or change, and all software, source code, blueprints, diagrams, flow charts, specifications, functional descriptions or training materials relating thereto.

9.2 Confidentiality Obligation. All Confidential Information disclosed by Customer or Fidelity to the other during the Initial Term or any Renewal Term shall be: (a) used solely for the purposes of administering and otherwise implementing the terms of this Agreement and (b) protected by the receiving party in accordance with the terms of this Section 9. For purposes of this Agreement, Fidelity acknowledges that the Customer Proprietary Information is “Confidential Information” of Customer, and Customer acknowledges that the Fidelity Proprietary Information is “Confidential Information” of Fidelity. “Confidential Information” shall also include all “non-public personal information” as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the “GLB Act”), as the same may be amended from time to time, that Fidelity receives from or at the direction of Customer and that concerns any of Customer’s “customers” and/or “consumers” (as defined in the GLB Act).

9.3 Nondisclosure Covenant. Except as set forth in this Section 9, the parties shall not disclose any Confidential Information of the other party in whole or in part, including derivations, to any third party, without the prior written consent of the other party, except that Fidelity may disclose Customer’s Confidential Information to Fidelity’s subcontractors and agents in order to carry out Fidelity’s responsibilities under this Agreement, provided that Fidelity first executes a confidentiality agreement with each such subcontractor and/or agent. Confidential Information shall be held in confidence by the receiving party and its employees, contractors, subcontractors, and agents and shall be disclosed only to those of the receiving party's employees, contractors, subcontractors or agents who have a need to know it in connection with the administration and implementation of this Agreement. Under no circumstances shall Customer disclose the Software to, or use the Software on behalf of a competitor of Fidelity. The rights and obligations of the parties hereto under this Section 9 shall survive any termination or expiration of this Agreement.

9.4 Exceptions. The obligations of this Section 9 shall not apply to any Confidential Information which:

(a)	is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;

(b)	was known by the receiving party prior to disclosure and the receiving party was not under a duty of nondisclosure;

(c)	was disclosed to the receiving party by a third party who was free of obligations of confidentiality to the party providing the information;

(d)	is approved for release by written authorization of the disclosing party; and

(e)	is furnished to a third party by the disclosing party owning the Confidential Information without a similar restriction on the third party's rights.

Notwithstanding anything to the contrary contained herein, either party may disclose Confidential Information of the other: (1) pursuant to a requirement or official request of a governmental agency, a court or administrative subpoena or order, or any applicable legislative or regulatory requirement; (2) in defense of any claim or cause of action asserted against such party or any of its Affiliates, officers, directors, employees or agents; (3) as otherwise permitted by the GLB Act; (4) as required by law or national stock exchange rule; or (5) as otherwise permitted under this Agreement.

9.5 Confidentiality of this Agreement; Protective Arrangements

(a) The parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those individuals with a need to know the contents of this Agreement. In no event may this Agreement be reproduced or copies shown to any third parties (exclusive of contractors, subcontractors and agents who have a need for it) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event Customer and Fidelity shall exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances. Furthermore, the parties will seek commercial confidential status for this Agreement with any regulatory commission with which this Agreement must be filed, to the extent such a designation can be secured.

(b) In addition, to the extent allowed by law, each party shall give notice to the other parties of any demands to disclose or provide Confidential Information received from the other or any third party under lawful process prior to disclosing or furnishing Confidential Information, and shall cooperate in seeking reasonable protective arrangements requested by the other party.

9.6 Security Measures. Fidelity has implemented certain commercially reasonable security measures designed to safeguard Customer’s customer information, limit access to terminals and satisfy Fidelity’s confidentiality obligations set forth above. Upon Customer’s reasonable written request, Fidelity will make commercially reasonable efforts to adhere to security measures in addition to those measures previously implemented by Fidelity. If adherence to such Customer-requested security measures will increase Fidelity’s costs of operation, Customer will pay Fidelity for the implementation and/or adherence to such additional security measures requested by Customer. Fidelity shall disclose to Customer any breach in security of its systems which compromises, or is reasonably likely to compromise, Customer’s Confidential Information following discovery or notification of such breach. Fidelity shall disclose the aforementioned information to Customer by the most expedient means possible and without unreasonable delay, unless and to the extent instructed by law enforcement or similar government agency to do otherwise.

9.7 Return of Customer Proprietary Information. At the request of Customer, and upon payment to Fidelity of all monies due under the terms of this Agreement, Fidelity shall return any Customer Proprietary Information held by Fidelity to Customer.

10.    AUDIT RECORDS

10.1 Customer’s Audit Records. Customer shall be responsible for maintaining all necessary audit records required by law or any regulatory authority having jurisdiction over Customer.

10.2 Third Party Audit Records. Fidelity shall provide to Customer a copy of any applicable required audit report (which may include Fidelity’s SAS70 Type II or AUP) upon written request. Fidelity may charge Customer a reasonable and customary charge for such report.

11.    REGULATORY COMPLIANCE

11.1 Compliance. During the Initial Term and any Renewal Term, Fidelity shall maintain the Software and Services so that they will be in compliance with the applicable federal banking data processing output requirements specified by the federal authorities applicable to Customer. Customer will make Fidelity aware of any applicable local and/or state regulatory requirements that are different from those imposed by federal banking regulatory authorities. Any changes required by such state or local requirements which Fidelity agrees to make shall be paid for by Customer, and to the extent possible, Fidelity shall endeavor to obtain consents to share the costs of such charges required by such state and local requirements among the Fidelity customers affected. Customer shall be responsible for compliance with all applicable laws and governmental regulations related to the Services except as set forth herein.

11.2 Final Regulatory Approval for De Novo Banks. If, after Customer uses its best efforts to receive its final regulatory approvals required for Customer to commence operations, Customer fails to receive such approvals for any reason, Customer may terminate this Agreement and may receive a refund of certain fees paid to Fidelity hereunder. Customer shall be responsible for paying Fidelity for all costs and expenses incurred by Fidelity in the performance of its obligations hereunder through the date that written notification of such failure is received by Fidelity, including all fees for implementation and other services provided through such date, and all fees for software and hardware purchased by Fidelity on Customer’s behalf. Customer shall provide to Fidelity proof of ratification of this Agreement by the Board of Directors of Customer following the grant of its banking charter by the applicable regulatory agency governing the issuance Customer’s charter and approval of its applicable business entity as Fidelity may reasonably request. In no event shall Fidelity install any hardware at Customer’s site before Customer has received regulatory approval for its charter and the sale of its stock for funding purposes is complete. In the event that Fidelity is able to sell or use such hardware elsewhere within one hundred and twenty (120) days from receipt of such notification from Customer, Customer shall receive an equitable refund for such hardware, not to exceed fifty percent (50%) of the cost of such hardware.

12. DISASTER RECOVERY

In accordance with FFIEC business continuity regulations, Fidelity has put in place a disaster recovery plan designed to minimize the risks associated with a disaster affecting Fidelity’s ability to provide the Services under this Agreement. The aforesaid plan shall be tested annually. Fidelity does not warrant that Services will be uninterrupted or error free in the event of a disaster. Fidelity shall maintain adequate backup procedures including storage of duplicate record files as necessary to reproduce Customer’s records and data, as may be applicable. In the event of a service disruption due to reasons beyond Fidelity’s control, Fidelity shall use commercially reasonable efforts to mitigate the effects of such an occurrence. Customer is responsible for adopting a disaster recovery plan relating to disasters affecting Customer’s facilities and for securing business interruption insurance or other insurance necessary for Customer’s protection. Upon reasonable request, Customer may review Fidelity’s disaster recovery plan.

13. SUBCONTRACTING

Customer agrees that Fidelity may, in its sole discretion, subcontract all or any part of its obligations hereunder to one or more subcontractors, but in no event shall Customer be required, without prior written consent, to look to any such subcontractor directly for performance of any such obligation or to make any payment directly to any subcontractor.

14. INSURANCE

For so long as this Agreement remains in effect, Fidelity shall have and maintain in force the following Insurance coverages:

14.1 Statutory workers’ compensation in accordance with all Federal, state, and local requirements;

14.2 Employers liability insurance, with minimum limits of coverage of:

(a) one million dollars ($1,000,000) per accident, bodily injury (including death) by accident;

(b) one million dollars ($1,000,000) for bodily injury (including death) by disease; and

(c) one million dollars ($1,000,000) per employee for bodily injury (including death) by disease as required by the state wherein the services hereunder are to be performed.

14.3 Commercial general liability with minimum limits of coverage of two million dollars ($2,000,000) general aggregate, and one million dollars ($1,000,000) per occurrence for bodily injury, property damage and personal injury;

14.4 Automobile liability insurance, including Fidelity owned, leased, and non-owned vehicles with a minimum combined single limit of one million dollars ($1,000,000);

14.5 Property insurance, covering the hardware and other equipment used by Fidelity to fulfill its obligations under this Agreement;

14.6 Errors and omissions, including technology E&O coverage, with minimum limits of five million dollars ($5,000,000) per claim;

14.7 Umbrella (excess) liability insurance for the above-referenced comprehensive general liability and employer’s liability coverages in an amount of not less than five million dollars ($5,000,000) per occurrence; and

14.8 Crime insurance, with coverage extended to include property of Customer in the care, custody, or control of Fidelity, or for which Fidelity is legally liable.

15.    FINANCIAL STATEMENTS

As of the Effective Date, Fidelity is a wholly owned subsidiary of a publicly traded company, Fidelity National Financial, Inc. (“FNF”). As a publicly traded company, FNF discloses its financial information pursuant to United States securities laws and regulations. That financial information includes the financial statement segment reporting of Fidelity. A copy of FNF’s financial information is available at www.FNF.com or through the Securities and Exchange Commission’s EDGAR website. If at any time in the future Fidelity’s financial segment information is no longer publicly available, Fidelity agrees to provide Customer with such information.

16.    DISPUTE RESOLUTION

16.1 Dispute Resolution Procedures. In the event a dispute arises between Fidelity and Customer with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, such dispute shall be settled as set forth in this Section. In the event that a party initiates the dispute resolution procedures in accordance with this Section, then during such procedure any time periods providing for termination of the Agreement or curing any material breach under Section 2 shall be automatically suspended, except with respect to any termination or breach arising out of Customer’s failure to make timely and complete payments to Fidelity under this Agreement. At such time as the dispute is resolved, interest at a rate equal to the prime rate per annum as published in the Wall Street Journal, or the highest rate permitted by law (as calculated on the basis of the actual days in the applicable calendar year) for the period of dispute shall be paid to the party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or credited) in settlement of the dispute.

16.2 Claims Procedures.  If any party shall have any dispute with respect to the terms and conditions of this Agreement, or any subject matter referred to in or governed by this Agreement, that party (through the Fidelity Account Manager or the Customer Account Manager, as the case may be) shall provide written notification to the other party (through the Fidelity Account Manager or the Customer Account Manager, as the case may be) in the form of a claim identifying the issue or amount disputed, if applicable, and including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within thirty (30) days from the date of receipt of the claim document. The party filing the claim shall have an additional thirty (30) days after the receipt of the response to either accept the resolution offered by the other party or request implementation of the Escalation Procedures. Failure to meet the time limitations set forth in this Section shall automatically result in the implementation of the Escalation Procedures.

16.3 Escalation Procedures

(a) Each of the parties will negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved following the claim resolution procedures described in Section 16.2. To this end, each party will escalate any and all unresolved disputes or claims in accordance with Section 16.3(b) before taking further action.

(b) If the negotiations conducted pursuant to Section 16.2 do not lead to resolution of the underlying dispute or claim to the satisfaction of the parties, then either party may notify the other in writing that it desires to escalate the dispute or claim to the individual executives on the other party’s staffs who are responsible for operations for resolution (“Executives”). Upon receipt by the other party of such written notice, the dispute or claim shall be so escalated and the Executives shall negotiate in good faith and each use their reasonable efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these escalated discussions shall be left to the discretion of the Executives involved. Upon agreement, the Executives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the Executives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, and shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

16.4 Arbitration Procedures. In the event that a claim, controversy or dispute between the parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, which is subject to arbitration hereunder has not been resolved by use of the claims procedures described in Section 16.2 or the Escalation Procedures described in Section 16.3, either party may, within thirty (30) days after the Executives have met to address such claims, controversy or dispute, request binding arbitration of the issue in accordance with the following procedures:

(a) Either party may request arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The Commercial Arbitration Rules of the American Arbitration Association, 1939 Rhode Island Avenue, N.W., Suite 509, Washington, D.C. 20036 ("AAA") will govern any such arbitration.

(b) Upon either party's request for arbitration, an arbitrator shall be selected by mutual agreement of the parties to hear the dispute in accordance with AAA rules. If the parties are unable to agree upon an arbitrator, then either party may request that the AAA select an arbitrator and such arbitrator shall hear the dispute in accordance with AAA rules. The arbitration shall be held in Orlando, Florida.

(c) Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses. Unless the award provides otherwise, the parties will share equally the fees and expenses of the arbitration procedures, including the fees of the arbitrator(s).
(d) Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(e) Notwithstanding the provisions of this Section 16, the parties to this Agreement agree that the only circumstance in which disputes between them will not be subject to the provisions of this Section exists when: i) a party defaults under the provisions of Section 9 of this Agreement; or ii) a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that the damages to such party resulting therefrom will be so immediate, so large or severe and so incapable of adequate redress after the fact that a temporary restraining order and/or other immediate injunctive relief is the only adequate remedy for such breach. If a party making such a determination files a pleading with a court seeking such immediate injunctive relief and this pleading is challenged by the other party to this Agreement and the challenging party succeeds in such challenge, the party filing such pleading seeking immediate injunctive relief shall pay all of the costs and attorneys' fees of the party successfully challenging such pleading.

16.5 Claim Expiration. No claims to be resolved under this Section 16 may be made more than six (6) months after the date by which the fault or failure was or should reasonably have been discovered; failure to make such a claim within the six (6) month period shall forever bar the claim.

17.    GENERAL

17.1 Independent Contractor. It is agreed that Fidelity is an independent contractor and that:

(a) Customer Supervisory Powers. Customer has no power to supervise, give direction or otherwise regulate Fidelity’s operations or its employees.

(b) Employees.   Each party shall be solely responsible for payment of compensation to its respective personnel and for any injury to them in the course of their employment. Each party shall assume full responsibility for payment of all federal, state, local and foreign taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

(c) Relationship. The parties acknowledge that each party is engaged in a business which is independent from that of the other party and each party shall perform its obligations as an independent contractor. Neither party is an agent of the other party and has no authority to represent the other party as to any matters, except as authorized herein.

17.2 Notices. All notices required by this Agreement shall be in writing; shall be sent by certified mail, return receipt requested or personally delivered to the other party at the address set forth below, or such other address as subsequently shall be given by either party to the other in writing; and shall be deemed effective upon personal delivery to the other party or three (3) days after mailing if mailed with sufficient postage and properly addressed.

If to Fidelity:
Fidelity Information Services, Inc.
601 South Lake Destiny Road
Maitland, Florida 32751
Attn.: President, Integrated Financial Solutions

With a copy to:
Fidelity Information Services, Inc.
601 Riverside Avenue, 12th Floor
Jacksonville, Florida 32204
Attn.: General Counsel

If to Customer:
Solera Bank, N.A. (IO)
6920 W. 38th Avenue
Wheat Ridge, Colorado 80033
Attn.: CFO

17.3 Headings and Construction. The text headings used in this Agreement are for convenience only and shall not be used in construing the meaning, intent, or interpretation of the provisions hereof.

17.4 Survival. Termination or expiration of this Agreement will not affect the rights or obligations of the parties that arose prior to, or that are expressly intended by their terms to continue beyond, any such termination or expiration, and such rights or obligations, and the dispute resolution procedures set forth in this Agreement will survive any such termination or expiration.

17.5 Entire Agreement and Amendments. This Agreement contains the entire agreement of the parties hereto and supersedes all prior oral and written agreements, statements and understandings between the parties concerning the subject matter hereof. No other agreement, statement or promise made by any party hereto or by any employee, officer, or agent of any party hereto that is not in writing and signed by the parties is binding. This Agreement may not be amended in any fashion except by written instrument, executed by the parties hereto, specifically providing for the amendment of this Agreement.

17.6 Severability. In the event that any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid or unenforceable in any respect under law, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such provision(s) had never been contained herein, provided that the removal of such provision(s) does not materially alter the burdens or benefits of either of the parties under this Agreement.

17.7 Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties and not for any other person. Should any third party institute proceedings against a party to this Agreement, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right. Customer agrees that the Services are for the benefit of Customer only unless otherwise agreed in writing. Customer agrees not to resell or re-market the Services to any third party.

17.8 Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but such counterparts shall together constitute but one and the same document.

17.9 Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured party may be entitled by law or equity in the case of any breach or threatened breach by the other party of any provision of this Agreement. Use of one or more remedies shall not bar the use of any other remedy for the purpose of enforcing any provision of this Agreement.

17.10 Publicity; Fidelity Service Marks, Trademarks, Names and Logos. The parties shall consult with each other in preparing any Press Release that mentions or implies a relationship or names the other party in any way. Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party, except that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its Affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance. Customer may not use a service mark, the name or logo of Fidelity or its Affiliates for promotion or any other purpose without Fidelity’s prior written consent. Any request for such consent shall be in writing and shall include samples of, or designs for, Customer’s proposed use, which will conform to the graphic standards adopted from time-to-time by Fidelity or its Affiliates. Such use shall be in full compliance with such other terms and conditions specified by Fidelity.

17.11 Assignment. Customer shall not make any assignment hereof without the prior written consent of Fidelity. Nothing in this Agreement is to be construed to limit or restrict the right of Fidelity to effect any assignment of this Agreement by merger, reorganization, sale of corporate assets or other corporate change as long as the Services outlined in this Agreement continue. This Agreement shall inure to the benefit of and all obligations and duties of any party under this Agreement shall be binding on all successors in interest and permitted assigns of such party. If the other party consents to the assignment, the proposed assignee or transferee shall, upon completion of the assignment, automatically succeed to the corresponding rights, interests, and obligations of the assigning and transferring party and shall be a successor of such party for purposes of this Agreement.

17.12 Governing Law and Venue. The laws of the State of Florida govern this Agreement. Any action brought as a result, directly or indirectly, of this Agreement in accordance with Section 16.4 (e) shall be brought in a court of competent jurisdiction in Orlando, Florida.

17.13 Order of Precedence. The terms and conditions set forth in this Agreement shall apply to all Schedules, Attachments, Exhibits, Professional Services Agreements (PSAs) and Statements of Work (SOWs) attached hereto. To the extent any of the provisions are found to be in conflict with other provisions in the Agreement, the order of precedence of the Agreement documents is as follows: the provisions of the Attachments shall take precedence respectively, followed by the Exhibits respectively, followed by each Schedule, then the Agreement’s General Terms and Conditions, and then any applicable PSA or SOW respectively.

17.14 Non-Solicitation of Employees. Neither Customer nor Fidelity will solicit the services of or hire any employee of the other party during the Initial or any Renewal Term of this Agreement without first obtaining the written consent of the other party. Notwithstanding the foregoing, Customer and Fidelity understand and agree that the following shall not constitute solicitation under this Section 17.14: (i) employment solicitations directed to the general public at large, including without limitation newspaper, radio, internet and television advertisements, and (ii) an employment solicitation directed by a party to an employee of the other party, and any related communications, that occurs after a communication regarding employment that was initiated by the employee.

FIDELITY INFORMATION SERVICES, INC.
BANCPAC SERVICE BUREAU PROCESSING SCHEDULE

INITIAL TERM
Five (5) Years

RENEWAL TERM
Five (5) Years

COMMENCEMENT DATE
The date that the Services are first installed and available for Customer's use in a production environment, which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently with this Schedule ("General Terms"), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida ("Fidelity") and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado ("Customer") from time to time hereafter shall be referred to as the “Data Processing Agreement” or “Agreement".

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.    TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for the period of the Renewal Term(s) set forth above unless either party gives the other party written notice of at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that this Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Term(s) are herein collectively referred to as "Term".

2.    FEES

Customer agrees to pay to Fidelity the Fees for Services as set forth in the Pricing Attachment (“Attachment 2”) beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms. The fees set forth in Attachment 2 are exclusive of any fees associated with de-conversion fees.

3.    SERVICES

3.1
Description of Services. Fidelity shall provide the outsource processing services ("Services") described in this Agreement and such additional services as may be added by the parties from time to time in writing at the then current pricing for such additional services. Services shall be provided in accordance with applicable Fidelity user and operation manuals, bulletins, guidelines, procedures, policies and similar materials, as established and revised from time to time, and in accordance with the Service Performance Standards attached hereto as Exhibit A. Fidelity will provide the Services on its own and/or through one or more Fidelity affiliates and/or subcontractors and shall be the sole and exclusive provider of the Services to Customer. Fidelity shall process MICR data, records, and all other input furnished to Fidelity (collectively, "Data") and shall prepare and make available, in accordance with such procedures and schedules established by Fidelity, all documents, reports, Customer statements and other output (collectively, "Output").

3.2
Method of Delivery. The method of delivery of Data shall be either (1) by messenger delivery of printed Data or (2) by electronic transmission. The method of delivery of Output shall be by remote print at the designated Customer location. The method of delivery will be selected during implementation of the Services. A request from Customer to change such method must be received by Fidelity at least sixty (60) days prior to the requested date change. Any fees or charges resulting from such change shall be in accordance with Fidelity's then-prevailing fee schedule. Customer will furnish, at its own expense, all printers, manpower, forms and paper for printing, unless otherwise stated in this Agreement.

3.3	Time Zone. For purposes of this Agreement, it is understood that any times that are listed are for the time zone in which Customer is headquartered, unless otherwise stated or agreed.

4.    DATA

4.1
Data Conversion. Prior to the Commencement Date, Fidelity shall provide the programming and mapping required to convert Customer's Data into a format compatible with the Fidelity System. Customer agrees to cooperate with Fidelity as reasonably necessary for Fidelity to complete the conversion process. Among other things, Customer shall deliver conversion input information, in its entirety, in a mutually acceptable medium, as and when the parties agree. "Fidelity System" means the hardware and software used by Fidelity to provide the Services hereunder.

4.2
Data Review After Conversion. Fidelity shall notify Customer upon the completion of Data conversion. Customer agrees to review and check the converted Data within ten (10) days following such notice and provision of the Data files to Customer. Fidelity reserves the right to postpone conversion of Customer's Data if Customer is late in delivering its conversion input information or if any other circumstances arise that might jeopardize the successful completion of Customer's Data conversion or the processing of the following days transactions for any other customers of Fidelity.

4.3
Form. Data shall be delivered by the method selected in accordance with Section 0 to the designated Fidelity facility at the times and in the form prescribed by Fidelity. Fidelity shall not be liable for the accuracy, completeness and authenticity of Data furnished to Fidelity by Customer, a Federal Reserve Bank, an Automated Clearing House, or any other third party, and shall have no obligation or responsibility to audit, check or verify the Data. Customer shall be solely responsible for determining the correctness of magnetic ink encoding on items submitted for Customer's payment, including but not limited to checks and drafts ("Items"); for verifying dates, signatures, amounts, endorsements, authorizations, payment notices, collection times, fees and charges to Customer's clients and all other similar matters on Data submitted for processing, including Items; and for placing stop payments and holds on accounts.

4.4
Processing. Fidelity shall follow the time schedules described in Exhibit A in processing Data and posting entries on behalf of Customer. Customer authorizes Fidelity to create and process such entries, including but not limited to adjusting or correcting entries, as it deems necessary or appropriate to process the Data. Fidelity shall provide a report of any such adjusting or correcting entries to Customer. It shall be Customer's sole responsibility to effect a timely return of any Item, or to pursue any claim or right of action in a timely manner against any third party arising from any Item. If Data is received by Fidelity prior to the time limits required by this Agreement, Fidelity may process such Data immediately. If Fidelity receives Data after the time limits required by this Agreement, or if Data is delivered by any method other than as selected in accordance with Section 3.2, Fidelity may delay the processing of such Data. However, if Fidelity does process such Data, Customer shall pay any additional fees and charges required by Fidelity if applicable.

4.5
Data Review After Processing. It shall be Customer's responsibility to review, verify and make a final audit of all Output. Customer will balance reports to verify master file information and will inspect and review all reports and other Output created from Data provided by Customer to Fidelity. Customer will notify Fidelity (through written notification to Fidelity’s Client Services Department) of all incorrect reports or Output (a) within two (2) business days after receipt of daily reports or Output, (b) within five (5) business days after receipt of annual, quarterly or monthly reports or Output, and (c) within three (3) business days after receipt of all other reports or Output. Fidelity will correct any errors in Customer's files that result in errors in reports or other Output where such errors are solely because of either malfunctions of Fidelity's equipment or its systems or errors of Fidelity's operators, programmers or other personnel and are called to Fidelity's attention within the time frames specified for balancing and rejecting reports. Fidelity will, to the extent reasonably practicable, correct any other errors for an additional charge. The foregoing are Customer's exclusive remedies for errors in reports or other Output provided by Fidelity under this Agreement.

4.6
Reprocessing. If any Data submitted to Fidelity is incorrect, incomplete or not in the format required, Fidelity may require Customer to resubmit the Data or Fidelity may correct and complete the Data itself, and Customer shall pay additional fees and charges for any additional work incurred by Fidelity in connection therewith. In addition, any reprocessing required because of incorrect or incomplete Data shall be at Customer's expense, in accordance with Fidelity's then-current fee for such service. Fidelity shall attempt to notify Customer prior to incurring any expense for which Customer would be responsible under this Section.

4.7
Processing On Non-Processing Days. If Customer requires Fidelity to process on any non-processing days, such non-processing days defined as Saturday, Sunday or Federal Reserve Holiday, Customer shall pay a non-processing day fee equal to $750.

5.    COSTS; RISK OF LOSS DURING TRANSIT OR TRANSMISSION

5.1
Messenger. Customer shall be solely responsible for and shall bear all costs associated with having a messenger service transport Data, Output or any other information relating to Customer or the Services to or from Fidelity's facility or other delivery location. The messenger delivering all of such material shall be deemed to be the agent of Customer.

5.2
Electronic Data Transmission. Customer may elect to capture its own Data and to transmit such Data to Fidelity for processing through electronic data transmission ("EDT"), and/or receive reports by EDT. Customer shall be responsible for acquiring at its own expense all equipment needed for such transmission unless otherwise provided as part of this Agreement. If equipment is not provided as part of this Agreement, then Customer equipment shall conform to Fidelity specifications and applicable rules. After installation, and prior to the commencement of transmission, Customer shall notify Fidelity and Fidelity shall inspect the equipment, and if such equipment conforms to all applicable Fidelity specifications, Fidelity shall certify thereto.

5.3
Telephonic Transmission. Customer may elect to transmit MICR Data and/or to receive reports over (i) Customer's own telephone line to one or more telephone numbers at Fidelity's facility which may be shared with other data transmitters ("Dial-Up Line"); or (ii) a dedicated telephone line leased from the appropriate telephone utility. If Customer elects to utilize a dedicated line, Fidelity shall arrange for the installation of such line and Customer shall bear all costs associated therewith, including but not limited to line rentals, installation charges and any required, as well as for any charges for additional connections or changes to locations or future services. If Customer elects to utilize a Dial-Up Line, Customer shall bear all cost in connection therewith, including but not limited to any long-distance charges. Dial-Up Lines and dedicated phone lines must conform to Fidelity's specifications and applicable rules.

5.4
Equipment Compatibility. Customer's Equipment must be completely compatible with the systems and communications networks of Fidelity and, if requested by Fidelity, Customer shall be responsible for providing sufficient information about the Equipment to Fidelity and for performing adequate tests to demonstrate that the Equipment is in good working order and completely compatible with the systems and communications networks of Fidelity. Fidelity shall provide the necessary hardware specifications to allow Customer to ensure Equipment compatibility. Data communications and the associated equipment shall be quoted on the Network Services Schedule.

5.5
Limitation. FIDELITY SHALL NOT BE LIABLE OR RESPONSIBLE FOR ANY LOSS OR DELAY OF DATA, OUTPUT OR ANY OTHER INFORMATION WHICH PERTAINS TO CUSTOMER OR THE SERVICES DURING ANY PERIOD OF TRANSIT OR ELECTRONIC TRANSMISSION TO OR FROM FIDELITY'S FACILITY OR OTHER AGREED DELIVERY LOCATION.

6.    CONTINGENCY PLAN

6.1
Business Continuity Planning. Each party will develop, maintain and, as necessary in the event of business interruption, execute a business resumption plan, and will provide to the other party, its auditors and regulators reasonable access to the plan and to plan test results, as such other party may reasonably request from time to time, including such information that may be reasonably required to determine the compatibility of the plans.

(a) Fidelity shall provide disaster recovery services for its batch and on-line processing obligations to Customer at a dedicated facility which is equipped to handle the Fidelity data center processing in the event disaster recovery is needed. Throughout the Term of this Agreement, Fidelity will maintain in effect contracts and/or arrangements for disaster recovery that are substantially equivalent to those which are in effect as of the Effective Date. At Customer’s request, Fidelity will make Fidelity’s disaster recovery plans available for Customer’s review.

(b) Customer acknowledges that disaster recovery arrangements are designed to deal with circumstances that are expected to cause a substantial portion of the capabilities at the Fidelity’s data center to be unavailable for a period exceeding seventy-two (72) consecutive hours.

(c) Fidelity will test its disaster recovery capabilities at least once per calendar year. Customer shall participate in the disaster recovery test when deemed appropriate by Fidelity. Fidelity will provide a report of the test and its results to Customer upon written request.

(d) Upon request, Fidelity will review and comment upon those portions of the Customer’s overall business resumption plan related to the Services provided under this Agreement and will provide a written report setting forth any discrepancies between Customer’s overall business resumption plan and the Fidelity disaster recovery plan.

(e) Each party will be responsible for training its own personnel as required in connection with all applicable contingency planning activities.

6.2
File Backup. Fidelity will provide and maintain adequate backup files of Customer’s data received by Fidelity and all programs utilized to process Customer’s data in order to execute to the business continuity plans as described in this Section 6.

6.3
Retention. Customer shall maintain copies of all of Customer’s input data submitted to Fidelity for processing hereunder (whether submitted to Fidelity directly or through third parties) to permit reconstruction of such input data if required. Fidelity shall use Fidelity’s standard practices to maintain copies of all input data for processing hereunder to permit reconstruction of such data if required. Customer assumes all risks of loss and expenses of reconstruction of such input data, except for loss caused by Fidelity’s failure to perform to Fidelity’s standard practices. In the event that reconstruction of data is required, the parties shall mutually agree on the schedule for such reproduction based on the needs of the parties at that time. Reconstruction will be performed in accordance with Fidelity’s data retention policy then in effect.

7.    PROBLEM REPORTING AND RESOLUTION

7.1
Problem Reporting. Customer is responsible for reporting problems relating to the Services provided hereunder to Fidelity's Client Services staff at the contact numbers or addresses provided by Fidelity from time to time.

7.2
Problem Response. Fidelity shall respond to each reported problem promptly based on the severity of the problem and its effect on Customer's operations and the provision of Services hereunder. Fidelity shall use commercially reasonable efforts to either resolve each problem or provide Customer with information to allow Customer's personnel to address the problem. In the event the resolution of a reported problem which materially impacts Customer's operations or the provision of Services hereunder carries over to the next business day, Fidelity will provide Customer with a status report for the problem and an estimate of the resolution time and course, if possible.

8.    DE-CONVERSION

Fidelity shall provide de-conversion services for Customer upon: (i) Customer’s written request for such services and (ii) receipt of a signed non-disclosure agreement by Customer, new processing vendor and Fidelity. The information to be provided by Fidelity to Customer will include one (1) test set and one (1) live set of Customer's data files as of the date specified in writing by the Customer. Such test and live data files shall be in Fidelity's standard machine readable format along with any information as is reasonable and customary to enable Customer to de-convert from the Fidelity System such as trial balances for each application and pertinent system documentation. Requests for media or format other than that stated may be available for additional charges. The fees for such services shall be equal to Fidelity’s then current time and materials rates for de-conversion assistance, which is equal to the greater of ten thousand dollars ($10,000) or the last two (2) months fee for Data Processing Services as set forth herein. The fees and charges quoted are for the physical de-conversion and the coordination of such de-conversion from the Fidelity System and do not include the Termination Costs as outlined in Section 2.5 of the General Terms.

Exhibit A

SERVICE PERFORMANCE STANDARDS

1.
Percentage Up Time. Fidelity shall ensure that the Fidelity System and the Services are available for daily processing tasks 98% of the time each month during regular hours of operation as set forth below. Fidelity will also be responsible for ensuring the Fidelity System has a reasonable end user response time.

2.	Hours of Operation.

2.1 Generally.

(a)
The Fidelity System will be staffed 8:00 a.m. to 8:30 p.m. Eastern Standard Time, Monday through Friday. The Fidelity System will not be attended on Saturdays, Sundays, or on the holidays observed by the Federal Reserve Bank, including the following:

New Year’s Day	President’s Day
Martin Luther King Day	Thanksgiving Day
Memorial Day	Christmas Day
Independence Day	Columbus Day
Labor Day	Veteran’s Day

(b)	Fidelity shall ensure that stand-by paging service will be available to Customer at all other times.

(c)	Other than during nightly batch processing and required Fidelity System maintenance, Fidelity agrees to provide on-line access 24 hours a day, 7 days a week.

2.2
Extension of Hours. Fidelity will use its best efforts to accommodate requests for exceptions or extensions of the hours of operation. These hours may be modified based on dependencies with reporting files required to be sent to other servicing organizations.

3.
Exclusions. Fidelity shall not be responsible for (i) telecommunications failures, (ii) service interruptions beyond Fidelity's control, (iii) delay or failure of any third party courier or delivery service, or (iv) failure of any third party vendor to deliver information, files, magnetic media, products, support or services, or other materials required for Fidelity to provide services hereunder.

4.
Service Performance and Standards Remedy. Notwithstanding any provision to the contrary in the General Terms, Fidelity and Customer agree that the following provision represents the Customer’s sole and exclusive remedy for Fidelity’s failure to meet any service performance standard:

If Fidelity or the Fidelity System fails to meet the percentage up-time and performance standards specified above and such failure is not the result of a Customer error or omission, any act, failure or omission of any third party, or any other circumstance beyond Fidelity’s control, Customer shall notify Fidelity immediately in writing specifying the performance standard(s) not met and the nature of the deficiency. Within 15 days of receipt of such notice, Fidelity shall establish and provide Customer in writing with an action plan to meet the service performance standard(s). Upon expiration of such 15-day period, Fidelity shall have 30 days to bring its performance to the percentage/standard specified in the relevant service performance standard. Fidelity shall report the nature and status of its efforts at the end of such period. Should Fidelity’s performance remain below the applicable standard after such 30-day period, Fidelity shall have an additional 60 days to correct the situation and bring the affected performance up to the standard. During this period, Customer will be provided with a 15% reduction in the monthly Fidelity invoice for each month that the performance standard(s) remain deficient.

Should Fidelity’s performance remain below the service standards following all such periods, Customer may elect to either (i) provide Fidelity with additional time to improve the affected standard, during which time Customer will receive a 15% reduction in the monthly Fidelity invoice, or (ii) terminate this Agreement by giving Fidelity written notice of termination. Such termination shall be without penalty or any charge to Customer other than charges for service fees incurred prior to the effective date of termination.

5.
Time Schedules. Customer and Fidelity shall establish a mutually agreeable time schedule for the receipt and delivery of work. Customer acknowledges that such time schedule will be constrained by limitations outside of Fidelity’s control such as but not limited to the courier service provided by the customer, deadlines imposed by the Federal Reserve, the Customer’s account processing deadline requirements, the quantity and quality of the Customer’s transactions, and the backup and maintenance of the Fidelity System.

FIDELITY INFORMATION SERVICES, INC.
ELECTRONIC BILL PAYMENT SERVICES SCHEDULE

INITIAL TERM
Five (5) years

RENEWAL TERM
Five (5) years

COMMENCEMENT DATE
The date that the Services are first installed and available for Customer’s use in a production environment which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “Bill Payment Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.	DEFINITIONS

In addition to any other defined terms contained in the General Terms, the following terms shall have the meaning ascribed to them below for the purposes of this Agreement:

1.1	"Business Day" shall mean every Monday through Friday, excluding Federal Reserve holidays.

1.2	“Due Date” shall mean the date reflected on the Subscriber’s Payee statement for which the payment is due.

1.3
“Fidelity On-line Banking” shall mean the services offered by Fidelity to Customer that provides for the initiation of electronic banking transactions and/or electronic bill payments by the Customer's Subscribers.

1.4
“First Tier Customer Care” shall mean customer support responsibilities which include, but are not limited to: (1) adding Subscribers; (2) answering incoming calls and incoming e-mail from Subscribers; (3) opening payment research cases; and (4) processing payment research cases. First Tier Customer Care may be performed by either Customer or Processing Agent.

1.5	“Payee” shall mean any person or entity that receives and accepts remittance data and corresponding funds from the Processing Agent for payments initiated by Subscribers.

1.6	“Processing Agent” shall mean the entity that provides Bill Payment and Bill Delivery Services, as both are defined below.

1.7
“Processing Agent Services” or “Services” shall mean the Bill Payment Services and Bill Delivery Services, collectively, offered by Processing Agent. The Services represent a nationwide system for consolidating bill payments into the appropriate remittance data, both paper and electronic, for merchant/billers. The Bill Delivery Services represent a nationwide electronic bill delivery system for the delivery of consumer bills via the Internet.

1.8
"Scheduled Payment Date" shall mean the day the Subscriber wants its Payee to receive bill payment and is also the day the Subscriber’s payment account will be debited, unless the Scheduled Payment Date falls on a non-Business Day in which case it will be considered to be the previous Business Day.

1.9
“Second Tier Customer Care” shall mean Processing Agent’s direct support to the provider(s) of First Tier Customer Care, and includes, but is not limited to, researching bill payment research cases received by the provider(s) of First Tier Customer Care and contacting Payees regarding payment research cases received. The provider of First Tier Customer Care will interact directly with Subscribers, including, but not limited to, handling incoming telephone calls, written and email correspondence, and application technical support. Processing Agent is always the provider of Second Tier Customer Care for all bill payment research cases and network support.

1.10
“Subscriber(s)” shall mean a consumer account holder of the Customer who generates the electronic bill payments that are initially processed by Customer before being forwarded to Processing Agent for Processing Agent Services.

2.    TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for successive periods of the Renewal Term set forth above unless either party gives the other party written notice at least ninety (90) days prior to the expiration date of the Term then in effect that the Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

3.    FEES

Customer agrees to pay to Fidelity the Fees for Services as set forth in Attachment 1 beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms.

4.	DESCRIPTION OF SERVICES

4.1	Bill Payment. Fidelity will provide to eligible Subscribers with personal computers (PCs running compatible browsers) with the following functionality available:

4.1.1	View Payments. Subscribers may view the current status of historical payments and view, edit, delete and initiate inquiries concerning processed payments.

4.1.2	Payees. Subscriber may add, view, edit and delete payee information.

4.1.3	Schedule Payments. Subscriber may specify the account the payment is to be applied, payment amount and date of a single or recurring payment.

4.1.4	Assistance. Services provide online help and frequently asked questions to assist Subscribers with use and understanding of Services.

4.1.5	Registration. Subject to Customer approval, Subscribers request access to Services.

4.1.6	Bill Presentment. Subscriber may request, register, receive, pay and delete electronic versions of their bills from billers participating in the Bill Presentment program.

4.2	Terms and Conditions of Services. Fidelity will provide the Services to Subscribers upon the following conditions:

4.2.1	Eligibility.

(a)	Active Users. Subscriber must be an active user of Fidelity On-line Banking.

(b)
Eligible Subscribers. Only consumer demand deposit account holders shall be eligible to receive Services (“Consumer Account Holder”). Customer bears sole responsibility for determining a Subscriber’s eligibility as a Consumer Account Holder.

(c)
Eligible Bank Accounts. Only the following bank account types shall be eligible for Services: (i) Subscribers may only debit/credit funds for Services from demand deposit accounts (checking accounts); (ii) the account must have a valid routing and transit number associated with it, as well as conform to NACHA standards for Automated Clearing House processing of credits and debits; and (iii) the accounts must be accessible by Fidelity On-line Banking.

(d)	Number of Bank Accounts per Bill Payment Account. Subscribers may debit/credit funds for Services from a maximum of ninety-nine (99) bank accounts per bill payment account.

4.2.2	Transaction Cap. The Processing Agent will not accept or process payments in excess of $99,999 (the “Transaction Cap”).

4.2.3
Restricted Payments. The Processing Agent is a pay everyone Service with the exception of payments made outside the United States (acceptable payee addresses discussed in Section 4.2.4 below). Tax payments and court ordered payments can be made using the Services, however Processing Agent has limited ability to research and resolve exceptions relating to such payments.

4.2.4
Acceptable Payee Addresses. Bill payments may be made to any legal entity within the fifty (50) United States and its territories (i.e. American Samoa, Federated States of Micronesia, Guam, Marshall Islands, Northern Mariana Islands, Palau, Puerto Rico, and the Virgin Islands, collectively referred to as “Territories”).

4.2.5
Subscribers Accessing the Services Outside the United States. Subscribers may access the Services anywhere they can access Fidelity On-line Banking. However, the Processing Agent does not mail software, reference manuals, Customer support letters or any product-related materials outside the fifty (50) United States and its Territories. Subscriber addresses not in the United States will be substituted with Customer’s address. Customer will be responsible for ensuring these Subscribers receive correspondence from Processing Agent.

4.2.6	Credit Risk.

(a)	Processing Agent bears the credit risk associated with potential Non Sufficient Funds (“NSF”) or return items for all Subscribers up to the Transaction Cap.

(b)	Customer is responsible for assisting the Processing Agent in contacting Subscribers in a collections status should the contact information provided to the Processing Agent be invalid.

4.2.7	Risk Reduction Measures.

(a)
Fidelity or the Processing Agent may, from time to time, institute certain operating procedures to reduce credit risk and exposure (“Procedures”). Such measures may include, but are not limited to, issuing laser drafts for payments rather than using the ACH network. Customer and all eligible Subscribers are subject to, and shall conform with, all such Procedures. Fidelity shall use commercially reasonable efforts to inform Customer in advance of the implementation of such risk-reduction Procedures.

(b)
The Processing Agent does not secure funds before remitting payments as part of the risk payment-processing model, therefore, Subscribers are subject to a standard credit screening process. In conducting the standard screening, the Processing Agent complies with the Fair Credit Reporting Act and all other applicable laws. This screening does not affect the acceptance or rejection of enrollments in any way, nor will it impact the Subscriber payment scheduling. Screening is used solely to establish the level of risk that Processing Agent assumes for each individual Subscriber, and will not appear on the Subscriber’s credit report.

4.3
Bill Payment Scheduling. Transactions begin processing four (4) Business Days prior to the Scheduled Payment Date. Subscribers must select a Scheduled Payment Date more than four (4) Business Days before the current date. When scheduling payments Subscribers must select a Scheduled Payment Date that is no later than the actual Due Date unless the Due Date falls on a non-Business Day. If the actual Due Date falls on a non-Business Day, the Subscriber must select a Scheduled Payment Date that is at least one (1) Business Day before the actual Due Date. Scheduled Payment Dates should be prior to any late date or grace period.

4.3.1
From time to time, Processing Agent may make changes to the above-described procedures. Fidelity will use commercially reasonable efforts to notify Customer thirty (30) days in advance of any such changes.

4.3.2	Payment history information is available online for a rolling six (6) month period.

4.3.3	Fidelity shall submit Customer-initiated enhancement requests to Processing Agent. Implementation of these enhancement requests is at Processing Agent’s discretion.

4.4	Payment Research and Late Fees. Subscribers are eligible for reimbursement of late fees attributable to payment errors by the Processing Agent as provided below:

4.4.1
Processing Agent’s 2nd Tier Customer Care Standard Operating Procedures. Customer acknowledges receipt of Processing Agent’s 2nd Tier Customer Care Standard Operating Procedure Manual. This document provides for Payment Research Requests and Regulation E procedures.

4.4.2
Late Fees and Finance Charges. Assuming the Subscriber properly follows the procedures described within the Processing Agent’s 2nd Tier Customer Care Standard Operating Procedures Manual, and Processing Agent fails to send a payment according to the payment instructions received, the Processing Agent will bear responsibility for late charges up to a fifty dollar ($50) maximum. In any other event, the risk of incurring and the responsibility for paying any and all late charges or penalties shall be borne by the Subscriber. Refer to “Late Fees and Finance Charges” in the Processing Agent’s 2nd Tier Customer Care Standard Operating Procedures Manual for complete details.

4.4.3
Liability for Unauthorized Transfers. In the event of an unauthorized transfer from Subscriber’s account, Subscriber must immediately notify Customer Care via telephone or email. If the Subscriber or the provider of Customer Care notifies Processing Agent more than two (2) banking business days following such unauthorized transfer, the Subscriber’s liability shall be limited to five hundred dollars ($500). If Subscriber or the provider of Customer Care notifies Processing Agent within two (2) banking business days following such unauthorized transfer, Subscriber’s liability for unauthorized transfers shall be limited to fifty dollars ($50). A Subscriber must report an unauthorized electronic fund transfer that appears on a periodic statement within sixty (60) days of the Customer’s transmittal of the statement to avoid liability for subsequent transfers. If the Subscriber fails to so notify Customer, Processing Agent will not bear any responsibility.

4.5	Application Fraud. Customer is solely responsible for fraud and/or misrepresentation by Subscriber with respect to completion and submission for application of Services.

4.6
Certification Training. The Services provided for in this Schedule require certification training of Customer by Processing Agent and/or Fidelity. Customer agrees to provide the resources to be so trained as reasonably requested by Fidelity and/or Processing Agent. The cost of the initial certification training is included in the One-time Set-up Fee for Services. Any additional certification training required or desired shall be charged to Customer at Fidelity’s then-current fees for such services.

5.	CONTRACTUAL RELATIONSHIPS

Fidelity and Processing Agent will have no direct contractual relationship for the Services with individual Subscribers. This Agreement represents an agreement between Fidelity and Customer for Processing Agent Services, and Customer will establish and manage the relationships with its Subscribers. Fidelity shall have the right to change Processing Agents at its sole discretion, provided that no material degradation in the performance of Services provided to Customer hereunder results.

6.	AUTHORIZED EMPLOYEES

Customer shall designate in writing to Fidelity on or before the date of the implementation kick-off meeting and at least annually thereafter or more frequently when reasonably requested by Fidelity from time to time, employees who are authorized to contact Fidelity support personnel to make system configuration changes and to authorize other requests for services under this Agreement. Fidelity may rely on the actions and representations of such authorized employees without performing any further investigation or confirmation. Customer shall be bound by all instructions and/or agreements, both written and verbal, entered into between Fidelity and such authorized employees.

7.    SERVICE LEVELS

7.1
General. This Section 7 serves as the means for measuring performance in providing those services which are critical to Customer. In the event that Fidelity or Processing Agent fails to Meet Expectations (as defined below), Customer shall be granted a penalty, in the form of a credit against Customer’s monthly invoice, as set forth below. Such credit shall be Customer’s sole and exclusive remedy for any such failure by Fidelity or Processing Agent.

7.2	Services Availability

7.2.1
Description. The Services Availability component encompasses those systems provided by Processing Agent for access by Customer, their representatives, and their users. Services Availability is the acceptable weighted ratio of minutes, based on Services utilization, that the production systems are available (excluding regularly scheduled weekly maintenance of up to four (4) hours one (1) day per week, which will be performed during low Customer impact periods, generally between 2:00 a.m. to 6:00 a.m. Eastern Time on Sundays and the regularly scheduled weekly maintenance for clients utilizing the Check Image Retrieval component/functionality for up to five (5) hours one (1) day per week, generally between 1:00 a.m. to 6:00 a.m. Eastern Time on Sundays) in a calendar month to the total number of minutes in that calendar month, less the exceptions noted herein. From time to time, system upgrades to the platform outside the regularly scheduled weekly maintenance will be performed. Such maintenance will not be included in this Services Availability component.

7.2.2	Target.

Meets Expectations
Monthly Services Availability ≥ 99.0%: no penalty.

Below Expectations
Monthly Services Availability ≥ 98.0% and < 99.0%: penalty of 1.0% credit of that calendar month’s invoice to Customer.

Monthly Services Availability ≥ 97.0% and < 98.0%: penalty of 3.0% credit of that calendar month’s invoice to Customer.

Monthly Services Availability < 97.0%: penalty of 5.0% credit of that calendar month’s invoice to Customer.

7.3
Inapplicability During Disaster. Acts of God can affect performance levels and impact the Services components of this Agreement. The Services components established in this Agreement are for Processing Agent Services provided during normal business operations. In addition, in the event of a situation which necessitates execution of any portion of Processing Agent’s Disaster Recovery Plan, the measurement and reporting of this Agreement will be suspended until the backup site is fully operational and users can resume normal use of the Processing Agent Services.

7.4	Service Level Exceptions. It is expressly understood that Fidelity shall not be liable to Customer to Meet Expectations and no penalty shall be due to Customer in the event that:

7.4.1
problems or system outages occur that are associated with systems or providers not directly contracted by Processing Agent or are out of Fidelity’s control, including, but not limited to, telecommunications or network providers, Internet Service Providers (ISPs), any other third party, or the Internet network backbone; or

7.4.2	problems with tax payments and court ordered payments occur, as Processing Agent has limited ability to research and resolve exceptions relating to such payments; or

7.4.3
Customer breaches or fails to perform its obligations under the Agreement, including but not limited to, failing to provide Customer resources which causes Fidelity and/or Processing Agent to miss the service level; or

7.4.4	any Force Majeure event occurs.

FIDELITY INFORMATION SERVICES, INC.
ITEM PROCESSING SERVICES SCHEDULE

INITIAL TERM
Five (5) years

RENEWAL TERM
Five (5) years

COMMENCEMENT DATE
The date that the Services are first installed and available for Customer’s use in a production environment which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “Item Processing Services Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

As of the Commencement Date for Services, Fidelity will provide to Customer the Item Processing Services listed on Attachment 1 (“Pricing Attachment”) attached to this Schedule, as more fully described in Fidelity’s then current version of the Fidelity Item Processing Service Documentation.

1.    DEFINITIONS

In addition to any other defined terms contained in the General Terms, the following terms will have the following meanings with regard to this Agreement:

1.1
“Account” means a demand deposit, negotiable order of withdrawal, other checking type of account, money market deposit account, or other savings type account offered by Customer to its end-customer(s).

1.2	“BCX Product” shall mean the BCX Services described in this Schedule.

1.3	“Branch Capture Express” or “BCX” shall mean the capture of Item Images at any location other than the Service Center.

1.4	"Business Day" is each weekday, Monday through Friday, which is not a holiday of the Federal Reserve Bank for the Federal Reserve District in which Customer’s principal office is located.

1.5	"Conversion Services" will mean a mutually agreeable schedule that Fidelity will provide services and instructions reasonably required for Customer to convert to and use the Services.

1.6	“Crippled Statement” will mean an end-customer statement whose number of Items to be enclosed is greater than or less than the enclosure count for that statement or as the result of missing Images.

1.7	“Customer’s Data Processing Services Provider” is the customer itself or vendor appointed by Customer to perform Customer’s core data processing services.

1.8	“Exception Item” will mean an Item, the automated processing of which is interrupted because of a condition defined by Customer, such definitions which may be changed from time to time.

1.9	“Exception Item File” will mean the file of Exception Items that Customer’s Data Processing Services Provider or Customer’s end customer creates and transmits to Fidelity.

1.10	“Fidelity Business Hours” are each Business Day from 07:00 to 18:00.

1.11	“Fidelity Image Archive” will mean the electronic storage of the bitonal front and back item images at a Fidelity designated facility.

1.12	“Internet Banking Access to Check Images” is the Fidelity home banking archive interface described in an attached Exhibit if such additional service is contracted.

1.13	“Inclearing Item” will mean a Customer Item that Fidelity receives from the Federal Reserve Bank or other financial institution with an incoming cash letter for the purpose of performing Services.

1.14	“Item Image” is a digitized black and white image of the front and back of each Item.

1.15
"Item" is a document or other segment of media on which is recorded information evidencing a withdrawal from or draft against (i) a demand deposit, negotiable order of withdrawal, or other checking account offered by Customer to its customers, or (ii) an internal Customer general ledger account, deposit ticket, loan coupon or cash ticket.

1.16	“Item Posting File” will mean a file that Fidelity creates from captured Items for transmission to Customer’s Data Processing Services Provider.

1.17	“Item Processing Services” are the Services Fidelity will provide to Customer, and Customer will purchase from Fidelity, for their total requirements for Item Processing Services.

1.18	“MICR” is the magnetic ink character recognition information that is encoded on Items for processing.

1.19
“MICR Rejects” will mean Items captured during prime pass that are rejected due to the inability to properly interpret the MICR encoding. The inability to interpret the MICR encoding may be caused by a variety of reasons, including but not limited to: (a) poor MICR encoding; (b) missing MICR encoding; (c) physical document damage. Fidelity will electronically repair and may physically repair the MICR Rejects.

1.20	“On-Us Item” will mean an Item that is drawn on the Customer or Customer’s end-customer.

1.21	“Original Item Retrieval” will mean occasionally removing Items from the check vault upon Customer’s request.

1.22	“Over-the-Counter” will mean Items submitted by Customer branch offices, departments, or Customer’s end-customers for the purpose of performing Item Processing Services.

1.23	“Posting Reversals” will mean the monetary reversal of posted Items.

1.24	“Pre-encoded Item” will mean an Item received by Fidelity that has required MICR line fields encoded, which Fidelity will capture.

1.25	“Prime Pass Item Volume” is defined as the total number of Inclearing and Over-the-Counter or Proof and Transit Items.

1.26	“Return Item” will mean an Item that Customer instructs Fidelity to return. Customer will provide Fidelity with a reason for the return of Return Items.

1.27	“Serial Fine Sort” will mean the sorting of check Items into account, amount, and or check number order.

1.28	"Service" or "Services" are all of the services to be provided by Fidelity under this Exhibit, which include Item Processing Services and Conversion Services.

1.29	"Service Center" is the space at one or more locations where Fidelity performs Item Processing Services.

1.30	“Special Programming” will mean the provision of programming resources to support Customer’s request for new or modified products or services.

1.31	“Statement Cycle Date” will mean the ending cycle date printed on end-customer’s Account statement.

1.32
“Statement/Notice Rendering” will mean the insertion of an end-customer statement/notice and required Items and inserts into an envelope, sealing the envelope in preparation for mailing to the end-customer. Fidelity may apply postage, which will be recovered by the Customer.

1.33
"System" or "Systems" are (i) computer programs, including without limitation software, firmware, application programs, operating systems, files, and utilities; (ii) supporting documentation for such computer programs, including without limitation input and output formats, program listings, narrative descriptions, operating instructions and procedures, user and training documentation, special forms, and source code; and (iii) the tangible media upon which such programs are recorded, including without limitation chips, tapes, disks, diskettes, and any other storage media.

1.34	“Transit Item” is an encoded or Unencoded Item drawn on another financial institution that Fidelity will capture for the purpose of creating an outgoing cash letter.

1.35	“Unencoded Item” will mean a document received by Fidelity where the dollar amount or any other required data field is not encoded.

2.    TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for successive periods of the Renewal Term set forth above unless either party gives the other party written notice at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that the Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

3.    FEES

Customer agrees to pay to Fidelity the Fees for Services as set forth in Pricing Attachment beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms.

4.    ITEM PROCESSING DESCRIPTION OF SERVICES

Fidelity will perform the following services:

4.1
Proof and Encode. Over the counter (teller) work is filmed by the bank, bundled, then routed to Fidelity. Debit and Credit totals are established and outgoing Cash Letter items are encoded using Fidelity’s Image Processing equipment.

4.2
Item Capture. Over the counter and Incoming Cash letter items are read by the high speed reader sorter. Images of all documents are digitized and stored on magnetic media along with information needed to post and/or track each document

4.3
NSF and Un-posted Items. All exception items will be reviewed with the bank if necessary and will then be processed by Fidelity. This includes preparation and disposition of NSF notices, outgoing return cash letters, and ACH returns. Un-posted/unmatched items will be corrected and resubmitted for posting.

4.4
Incoming Return Items. Fidelity will process bank’s FRB return cash letter. Returned items will be resubmitted, charged back to the customer account or placed in Customer’s cash items based on prearranged agreements.

4.5
Statement Rendering. Imaged statements will be printed, metered and mailed by Fidelity for all Checking and Savings accounts based on bank’s instructions. Fidelity will also verify enclosure counts, meter and mail statements on non-imaged accounts. Any account having an image or document discrepancy (cripple statement) that can not be resolved by Fidelity will be forwarded to bank for handling. At bank’s request, Fidelity will insert marketing or other informational material in out-going statements.

4.6	Research and Adjustments. Fidelity will conduct any necessary research and make appropriate entries required regarding FRB cash letters processed on behalf of Customer.

4.7	Document Storage. Fidelity will store Customer’s physical items at its facility for safekeeping until they are disposed of.

4.8	Optical Image Storage. Fidelity will archive document images from Customer’s designated RAID unit to Fidelity’s Optical Disk system as needed for long term storage.

4.9	Electronic File Transmission. Fidelity will transmit captured item data to bank via high speed data communications for input to bank’s processing system.

4.10
Branch Capture Xpress. Customer will provide, at Customer’s expense and as documented in the Pricing Attachment, attached hereto, the BCX hardware and software utilized within the branches or other locations designated by Customer and telecommunications connectivity between Customer locations and the Service Center. Fidelity will receive Item Images from Customer’s BCX locations by the timeframe set forth in Exhibit B, Processing Times, of this Schedule. The BCX Items will be processed using Over-the-Counter Image Capture.

Fidelity will: (i) provide the acquisition and installation of BCX hardware and software; (ii) process Customer’s data utilizing the BCX Product and report BCX Product processing results; (iii) provide one (1) day of training (up to ten hours) per BCX location and one (1) copy of user documentation to enable Customer to utilize the BCX Product; and (iv) BCX Product support via telephone during Fidelity Business Hours. If Fidelity is required to perform BCX Product maintenance or support at the Customer location, Fidelity will provide these services at the then current programming hourly rate plus materials and any travel related expenses.

5.    CUSTOMER'S OBLIGATIONS

Customer will:

5.1	Perform all of its obligations hereunder, including but not limited to testing, reviewing and otherwise adhering to the timeframes set forth in the implementation project plan, in a timely manner; and

5.2
Deliver to Fidelity all Items, in a condition and form consistent with the generally accepted requirements of a high-speed item processing operation. Customer assumes full responsibility for the accuracy, completeness, and authenticity of all Items furnished to Fidelity, and Fidelity will thus be entitled to rely thereon and will have no obligation or responsibility to audit, check, or verify the Items. Without limiting the generality of the foregoing, Customer will have sole responsibility for (a) verifying dates, signatures, amounts, authorizations, endorsements, payment notices, collection times, fees and charges imposed by Customer on its customers and other similar matters on all Items delivered to Fidelity; (b) placing stop payments and holds on Accounts; and (c) determining the correctness of all magnetic ink inscribed or appearing on Items, regardless of by whom or when inscribed. If any Items submitted to Fidelity are incorrect, or in a condition inconsistent with the generally accepted requirements of a high speed item processing operation, Fidelity may, in its sole discretion, either (i) require Customer to resubmit completed and corrected Items, or (ii) correct and complete the Items itself and Customer will pay Fidelity the charges for any additional services provided by Fidelity to correct or complete such Items or otherwise prepare such Items for processing.

5.3	Provide Inclearing, Unencoded and Pre-encoded Items to Fidelity Business Day according to the Processing Times contained in the attached Exhibit.

5.4
Provide to Fidelity by mutually agreeable means, current information reasonably required by Fidelity concerning the Accounts offered by Customer to its end-customers and internal Customer general ledger accounts.

5.5
Ensure that all Items and other documents or media which Fidelity may be required to process under this Schedule are in a format acceptable to Fidelity and contain, in machine readable form, the data and information required by Fidelity.

5.6	Ensure appropriate personnel of Customer are properly trained to utilize the Item Processing Services.

5.7
In a manner prescribed by Fidelity, Customer will balance non-business Account statement cycles for monthly periodic statements so that approximately the same number of statements are to be prepared on each of the statement cycles (not more than twenty (20) Business Days during the month). The monthly statement print files will be transmitted, in a format acceptable to Fidelity, including intelligent insertion marks or bar coding indicating the number of Items to be enclosed with each statement.

5.8	Communicate any changes or modifications to the statement cycle, permanent or temporary, to Fidelity at least five (5) Business Days in advance of the Statement Cycle Date.

5.9
Cooperate with Fidelity in the performance of Item Processing Services and provide to Fidelity such data and information, management decisions, regulatory interpretations and policy guidelines as Fidelity reasonably requires.

5.10
Provide Fidelity with contact list and escalation procedures to insure that production problems and other issues requiring Customer attention are addressed on a timely basis by the appropriate individual(s).

5.11	Be responsible for the transportation of all Items, records, and other data between Customer offices and the Service Center and the related costs.

5.12
Appoint Fidelity as its agent for purposes of receiving Items from and returning Items to clearing organizations. Customer will notify all appropriate third parties of such appointment and pay or reimburse Fidelity for any charges payable to such clearing organizations for, or required as a condition to, so receiving or returning Items.

5.13	Forward directly to Fidelity any On-Us Items or other Items that are posted by or on behalf of Customer without being entered into the clearing process.

5.14	Networking and communication devices provided by Customer must be approved by Fidelity to insure compatibility with the Fidelity System.

5.15
Transmit Item Images and Items to the Service Center or Customer location in accordance with the timeframe set forth in Exhibit B, Processing Times, of this Schedule. Customer will re-transmit or capture and re-transmit Item Images that were not received by Fidelity or were unreadable when received by Fidelity.

5.16	Utilize internal documents that will enhance amount recognition software’s read rates. Read rates must remain higher than 50% for BCX.

6.    PROBLEM REPORTING AND RESOLUTION

6.1.  Problem Reporting. Customer is responsible for reporting problems to Fidelity's customer service or operations staff at the contact numbers or addresses provided by Fidelity from time to time.

6.2. Problem Response. Fidelity shall respond to each reported problem promptly based on the severity of the problem and its effect on Customer's operations. Fidelity shall use reasonable commercial efforts to either resolve each problem or provide Customer with information to allow Customer's personnel to address the problem. In the event the resolution of a reported problem which materially impacts Customer's operations will carry-over to the next business day, Fidelity will provide Customer with a status report for the problem and an estimate of the resolution time and course, if possible.

7.  OTHER SERVICES

7.1   Item Posting File Transmission Contingency. In the event that Fidelity is unable to successfully transmit any Item Posting File to Customer, Fidelity will burn a CD-ROM or DVD containing the data and make it available for pickup by Customer or Customer’s courier, or, arrange for courier delivery to Customer’s Data Processing Services Provider.

7.2  Image Processing System Reports. Fidelity will provide standard reports - All Items Listing, Cash Letter Detail, Cash Letter Summary, Change Log, and the Item Balancing Sheet - in a mutually acceptable format each Business Day and make the file available for pickup by Customer using a TCP/IP transfer utility or physically available by the timeframe documented in Exhibit B, Processing Times.

8.    MISCELLANEOUS

8.1  Programming Support. Fidelity will provide Special Programming at Customer’s request for new or modified products or services at the current programming hourly rate.

8.2  On-site Consulting. Fidelity will provide item processing consulting services at Customer’s request for new or modified products or services at the current hourly rate.

8.3  Courier Services. Customer will be responsible for the selection, expense and overall management of the couriers that are used for the transportation of all Items, records, and other data between Customer offices and the Service Center, the Inclearing Items from the Federal Reserve Bank to the Service Center, and for the transportation of Transit Items to the Federal Reserve Bank or other upstream correspondent banks. The parties agree that such courier service may be either an existing courier service shared by other Fidelity customers or, if Customer in its sole discretion determines that it is not feasible or desirable to utilize such existing courier service, such other courier service as is designated by Customer.

8.4  Change of Core Provider. Customer will provide Fidelity with at least 180 days advance written notice of its intent to change Customer’s Data Processing Services Provider. If Customer elects to change its Data Processing Services Provider, Customer will pay to Fidelity the certification and related charges necessary for Fidelity to determine how the image item capture services provided under this Schedule may continue to be provided following such change.

INTERNET BANKING ACCESS TO CHECK IMAGES
EXHIBIT A

1.
Statement of Services. This Internet Banking Access to Check Images Product is designed and usage is intended to enable the access, retrieval, and transfer of a single Item Image from the Fidelity Image Archive to the Customer’s home banking application utilized by account holders of Customer for presentation of a single Item Image per each account holder’s request. Use of the Home Banking Archive Interface Product for all other purposes is expressly prohibited without the written approval of Fidelity. This Exhibit authorizes use of the Home Banking Archive Interface Product to interface with the following home banking application (check one box only):

☒	Fidelity eBanking - Home Banking

Fidelity or its designees will perform all modifications or customizations to the Home Banking Archive Interface Product requested by Customer under an approved written professional services agreement between the parties.

2.
Payment for Services. In consideration for the provision set forth above, Customer will pay Fidelity the amounts set forth in the Pricing Attachment attached hereto after the Implementation Date of the Home Banking Archive Interface Product. Monthly fees are for management and operation of the Home Banking Archive Interface Product as defined and exclude all other charges, specifically necessary telecommunication connectivity requirements.

3.
Customer Responsibilities. Customer will (i) provide all telecommunications components necessary for connectivity between the Home Banking Archive Interface Product and Customer’s home banking application; (ii) provide Fidelity specifications necessary for the implementation and testing of the Home Banking Archive Interface Product; (iii) grant Fidelity access to data generated by the Home Banking Archive Interface Product for support purposes; (iv) contract with Fidelity for Fidelity Intranet/Internet Access to Images services; and (v) perform all commercially reasonable user authentication, data encryption, “firewall protection”, and security management related to connecting and using the Home Banking Archive Interface Product and accessing the Fidelity Image Archive that is accordance with: (a) generally accepted industry standards, (b) industry regulatory requirements, and (c) Fidelity published network connectivity standards.

4.
Performance Standards. The Home Banking Archive Interface Product will be available seven days per week except for time periods designated by Fidelity to perform system maintenance, repair, and component upgrades or replacement. Images captured by Fidelity will be available to the Home Banking Archive Interface Product by 08:00 a.m. local time the following Business Day. Images will remain available to the Home Banking Archive Interface Product for a period not to exceed ninety (90) days.

Fidelity’s failure to achieve this performance standard will not be conclusive evidence of a material breach by Fidelity of its obligations under this Exhibit. Customer may, however, if the facts and circumstances of such failure so warrant, declare a material breach of this Exhibit.

5.
Home Banking Archive Interface Product Warranty. CUSTOMER’S SOLE WARRANTY WITH RESPECT TO COMPUTER HARDWARE AND SOFTWARE SUPPLIED BY THIRD PARTIES AND USED BY FIDELITY IN PROVIDING THE SERVICE UNDER THIS EXHIBIT, IS THE WARRANTY PROVIDED BY SUCH THIRD PARTY AS IT MAY BE AVAILABLE TO CUSTOMER. FIDELITY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER ABOUT THE PERFORMANCE OR LEGAL OR REGULATORY COMPLIANCE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY COMPUTER HARDWARE AND SOFTWARE SUPPLIED BY THIRD PARTIES. Customer acknowledges that Fidelity has no duty or responsibility to modify any such third-party product, except to the extent that the vendor thereof has such a duty or responsibility to modify such product pursuant to the applicable license agreement between Fidelity and such vendor.

PROCESSING TIMES
EXHIBIT B

1.	PROCESSING TIMES

All times indicated in this Exhibit refer to the time zone in which the Service Center is located.

I.	Client Delivery Requirements.

Over-the-Counter Items	Business Day - Monday through Friday 50% by 16:00 100% by 18:00
Inclearing Items	Business Day - Monday through Friday RCPC by 09:30 City by 13:30

II.	File Transmission Requirements.

Over-the-Counter Transmission by Fidelity	Business Day - Tuesday through Thursday 24:00 Business Day - Monday (or day following holiday) 01:00 Business Day - Friday 02:00
Inclearing Transmission by Fidelity	Business Day - Monday through Friday 22:00
Statement Print Text File Transmission(s) Completed by Client	First Business Day following Statement Cycle Date 04:00
Statement Reconciliation File Transmission(s) Completed by Client - Image Statement Only	First Business Day following Statement Cycle Date 04:00
Exception Item File Transmission Completed by Client	Next Calendar Day 02:30
Return Item File Transmission by Client	Business Day - Monday through Friday 13:00

III.	Same Day Settlement by Fidelity.

Same Day Settlement Adjustments	Business Day of Presentment - Monday through Friday 14:30
Same Day Settlement Adjustments Documentation Available for Pick-Up	Business Day of Presentment - Monday through Friday 18:00

IV.	Image Archive Available by Fidelity.

Image Archive Available by Fidelity	Next Calendar Day 07:30

V.	Return Items and Large Item Returns by Fidelity.

Return Item Cash Letter Available for Pick-Up	Business Day - Monday through Friday 23:59
Large Item Notifications	Business Day - Monday through Friday 23:59
Large Item Notification Report Available for Pick-Up	Next Business Day - Monday through Friday 07:30

VI.	Exception Items or Crippled Statements Available for Pickup by Client.

Exception Items Available for Pickup by Client	Next Business Day Monday through Friday 07:30

VII.	Print Available for Pickup by Client.

Print Available for Pickup by Client	Next Business Day - Monday through Friday 07:30

VIII.	BCX Processing Times. Client Delivery Requirements.

BCX Over-the-counter Images	Business Day - Monday through Friday 50% by 14:00 100% by 17:00
BCX Over-the-counter Items	Business Day - Monday through Friday 100% by 19:00

FIDELITY INFORMATION SERVICES, INC.
NETWORK SERVICES SCHEDULE

INITIAL TERM
Five (5) Years

RENEWAL TERM
Five (5) Years

COMMENCEMENT DATE
The date that the Services are first installed and available for Customer’s use in a production environment which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall hereafter be referred to as the “Network Services Agreement”, or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.	TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Network Services Agreement shall commence on the earlier of (a) the Effective Date as set forth on the Signature Page attached hereto or the (b) Commencement Date, as set forth above, and shall expire after the Initial Term provided above. Thereafter, this Network Services Agreement will automatically renew for successive Renewals Terms as provided above unless either party gives the other party written notice at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that this Network Services Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

2.	FEES

Customer agrees to pay to Fidelity the Fees for Services as set forth in the Network Services Proposal (“NSP”) Summary attached hereto, beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms. Customer shall begin paying the recurring fees to Fidelity on the Commencement Date for Services and shall continue to make payment of such recurring fees in accordance with the payment terms of the Agreement for so long as Fidelity shall be providing services to Customer pursuant to the Agreement. The recurring fees are subject to adjustment annually pursuant to Section 3.4 of the General Terms. Additional professional services requested by Customer shall be billed to Customer at Fidelity’s then current rate for such professional services.

Fifty percent (50%) of the one-time fees are due upon execution of the Agreement, and the remaining fifty percent (50%) is due upon delivery of the equipment. In addition to the fees and charges stated in this Agreement, Fidelity will invoice Customer, and Customer will pay for Fidelity’s reasonably travel and related expenses incurred in providing the Services. Customer also agrees to pay additional data communication charges, or other services contained in the NSP, if applicable. In addition to the fee increases provided elsewhere in the Agreement, Fidelity may increase fees and charges in this Schedule based upon market increases in telecommunications access/bandwidth fees and charges, as applicable.

3.	SERVICES DESCRIPTION

Fidelity agrees to provide the network services, circuits, equipment and professional services contained in NSP Summary No. 18708 dated January 20, 2006, attached hereto, which is hereby incorporated into this Agreement by this reference..

Fidelity will provide a managed virtual private network (“VPN”) solution. A measured business line (“MBL”) will be provided for router management. MBL charges do not include long distance or usage charges, which will be billed separately. Customer will provide Internet access for the VPN connection and a static IP address.

4.	SCHEDULING SERVICES

Fidelity and Customer will mutually agree upon a schedule of when and where the Services will be performed.

5.	CUSTOMER RESOURCES REQUIRED

Customer agrees to cooperate with Fidelity during the provision of the Services by making the necessary members of Customer’s staff available to work with Fidelity’s personnel at the times and locations reasonably requested by Fidelity.

FIDELITY INFORMATION SERVICES, INC.
INTERNET BANKING SERVICES SCHEDULE

INITIAL TERM
Five (5) years

RENEWAL TERM
Five (5) years

COMMENCEMENT DATE
The date that the Services are first installed and available for Customer’s use in a production environment which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “Internet Banking Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

As of the Commencement Date for Services, Fidelity will provide to Customer the Internet Banking Services listed on Attachment 1 attached to this Schedule, as more fully described in Fidelity’s then current version of the Fidelity Internet Banking Service Documentation.

1.    DEFINITIONS

In addition to any other defined terms contained in the General Terms, the following terms will have the following meanings with regard to this Agreement:

1.1	"Customer Base" shall mean those clients or members of Customer as of the Commencement Date of Services and those who become clients or members of Customer during the term.

1.2	“Customer Data Center” shall mean Customer’s internal data processing department, loan origination system, or Customer’s Fidelity service bureau.

1.3	"Documentation" shall mean the installation and operating instructions for Customer’s use of the System.

1.4	"End User" shall mean those in the Customer Base whose data resides in the Fidelity System.

1.5
“Equipment” (if applicable) shall mean Customer’s computer equipment, software, communications software, communications lines, router, channel service unit, dial-up modem, connecting cables, and any additional equipment (e.g. personal computer, emulex box, etc.) needed to meet the required specifications for use with the System.

1.6	“Fidelity's Secure Server” shall mean the server-grade computers owned and maintained by Fidelity and/or its Processing Agents on which the System and Customer’s website resides.

1.7
“Fidelity Internet Banking Service Documentation” shall mean Fidelity’s then current documentation which (a) describes the Services, (b) sets forth additional terms and conditions governing the provision of the Services, and (c) sets forth additional Customer duties and obligations regarding the Services.

1.8	“Software" shall mean that portion of the System that is comprised of Fidelity’s computer programs installed on Fidelity’s Secure Server.

1.9
“System" shall mean Fidelity's Software and proprietary Internet banking system as more fully described in the Fidelity Internet Banking Services Documentation, together with all modifications made available to Customer under this agreement.

1.10	“Website” shall mean Customer’s Internet presence found at Customer's Uniform Resource Locator (URL) address.

2.    TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for successive periods of the Renewal Term set forth above unless either party gives the other party written notice at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that the Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

3.    FEES

Customer agrees to pay to Fidelity the Fees for Services as set forth in Attachment 1 beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms.

4.    FIDELITY'S OBLIGATIONS

Fidelity will:

4.1
Register an Internet domain name on behalf of Customer, for which Customer will be invoiced in the first year at the price set forth in Attachment 1 and annually thereafter at the then-current renewal list price offered by the third party that provides the domain registration service;

4.2
Register a domain security key on behalf of Customer, for which Customer will be invoiced in the first year at the price set forth in Attachment 1 and annually thereafter at the then-current renewal list price offered by the third party that provides the domain security key registration service;

4.3	Provide to Customer specifications for the Equipment Customer will need from time to time for the Services;

4.4	Train Customer personnel in the daily use and operation for the System; and

4.5
Provide the Internet Banking Services (the “Services”) listed on Attachment 1 in accordance with the Fidelity Internet Banking Service Documentation. The applicable parts of the Fidelity Internet Banking Service Documentation are hereby incorporated into this Agreement by this reference as if fully set forth herein.

5.    CUSTOMER'S OBLIGATIONS

Customer will:

5.1	As promptly as practicable following the execution of this Agreement, and at its cost and expense, obtain or otherwise make available to Fidelity the Equipment needed for the Services; and

5.2	Perform all of its obligations hereunder, including but not limited to testing, reviewing and otherwise adhering to the timeframes set forth in the implementation project plan, in a timely manner; and

5.3	Comply with all reasonable instructions issued by Fidelity from time to time.

6.	SOFTWARE ACCESS RIGHT

During the term, and subject to the limitations set forth herein, Fidelity grants to Customer a limited, non-exclusive, and non-assignable right to access the Software located on Fidelity’s Secure Server for the purpose of receiving the Services and offering the System for use by End Users. Fidelity reserves all rights not expressly granted herein. Without limiting the foregoing, Customer has no right to possess the Software or any copies thereof in any form.

7.	FIDELITY AUTHORIZATON

Customer acknowledges and agrees that Fidelity’s implementation of the System and provision of Services hereunder necessitates certain agreements with third parties (such as licensing agreements for software or hardware used in the System). Customer hereby authorizes Fidelity to:

7.1	Act as Customer’s agent for the limited purpose of entering into, on Customer’s behalf, agreements necessary to register the domain name and the domain security key for Customer; and

7.2	Install any hardware or software reasonably required for Fidelity’s implementation of the System and Services; and

7.3
Access End User information and data files from, and deliver information and data files to Customer Data Center on behalf of Customer. Customer agrees to provide all appropriate privacy or other notices to End Users regarding Fidelity’s access to End User information residing at the Customer Data Center. Customer further acknowledges and agrees that Customer’s Website may contain identifications (e.g., name, logo or brand) of third-party providers of certain services and expressly authorizes such identifications so long as they are reasonable in size, presentation and frequency.

8.    SYSTEM CHANGES

Fidelity has the right to:

8.1
Update the System including, without limitation, to (i) make changes in the method of access to or delivery of the System including, without limitation, interface procedures, which are provided to Customer at no additional cost (“Interface Changes”), and (ii) add improvements to the System which are provided to Customer at no additional cost (“System Enhancements”), provided however that the quality of the Services is not materially harmed by such modification(s); and

8.2
Substitute any brand or third-party provider of the Services, at its sole discretion, at any time with or without notice, provided that the quality of the Services is not materially harmed by such substitution. Customer acknowledges and agrees that it will not rely on identification in this Agreement of specific brands or names of third-party providers as a promise by Fidelity to use any particular brand or third-party provider.

9.	CUSTOMER INDEMNIFICATION

In addition to any other indemnification requirements provided in the General Terms, with respect to the Services provided under this Agreement, Customer will indemnify and hold harmless Fidelity from, and defend Fidelity against, any claims arising from Fidelity’s compliance with specifications or instructions of Customer or a member of the Customer Base.

FIDELITY INFORMATION SERVICES, INC.
ELECTRONIC FUNDS TRANSFER (EFT) SERVICES SCHEDULE

INITIAL TERM
Five (5) years

RENEWAL TERM
Five (5) years

COMMENCEMENT DATE FOR SERVICES
The date that the Services are first installed and available for Customer’s use in a production environment which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any Attachments and/or Exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “EFT Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.	DEFINITIONS
In addition to any other defined terms contained in the Agreement, the following terms will have the following meanings with regard to this Schedule:

1.1
“ATM Equipment” shall mean an Automated Teller Machine (“ATM”) or other financial terminal or device owned or controlled by Customer which is to be connected to the Fidelity EFT System for transaction routing and processing as provided hereunder.

1.2	“Access Cards” shall mean ATM, Debit or other terminal access cards issued by or on behalf of Customer to its customers.

1.3	“EFT Network” shall mean Fidelity’s electronic funds transfer network.

1.4	“EFT Services” shall mean the electronic funds transfer and related services to be provided by Fidelity hereunder.

1.5	“Fidelity EFT System” shall mean the transaction processing system used by Fidelity to provide EFT Services.

2.	TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for the period of the Renewal Term(s) set forth above unless either party gives the other party written notice of at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that this Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Term(s) are herein collectively referred to as "Term".

3.    FEES

Customer agrees to pay the monthly fees for EFT Services as outlined on Attachment 4 attached hereto beginning on the Commencement Date of Services in accordance with the payment terms set forth in the Agreement. One-time fees set forth in Attachment 4 shall be paid as follows: fifty percent (50%) of such fees upon execution of this Schedule and the remaining fifty percent (50%) of such fees on the Commencement Date for Services. Fidelity reserves the right to adjust at any time, pass-through costs, fees and charges, outside its control, including without limitation, telecommunications charges associated with providing the services described in this Schedule.

4.    ATM TERMINAL DRIVING SERVICES

4.1	Fidelity shall provide to Customer the following EFT Services, if contracted:

4.1.1	All transactions will be switched via the Fidelity EFT System for authorization, settlement, posting and reconciliation of Customer’s customer accounts.

4.1.2
Customer’s ATM devices will be operated by Fidelity for processing all local “on-us” and “foreign” cardholder transactions. Transactions will be processed and settled along with all interchange, surcharge and switch fees and will be funded each business day. All settlement reporting will be made available daily to Customer.

4.1.3
Fidelity will monitor Customer’s ATM devices twenty-four (24) hours a day, seven (7) days per week for device, telecommunications, network and transaction availability. In the event of an outage, Fidelity shall attempt to inform the appropriate party regarding the status of any device, telecommunication or network in accordance with the Customer-directed call list and standard network operations protocol.

4.1.4
ATMs shall provide standard transaction options for local “on-us” and foreign transactions. This may include: loan payments, fast cash, withdrawals, deposits, transfers, balance inquiry (hardware functionality is required to allow for multiple denominations and alternative media), and multi-media (i.e., USPS stamps, traveler’s checks and miscellaneous coupons). ATMs shall be available with multi-lingual options. Screen displays may present Customer-provided marketing messages, as the hardware allows.

5.    BALANCING AND SETTLEMENT

5.1
Fidelity will provide reports necessary for Customer to balance the terminal transactions daily and provide other related management reports necessary to provide accurate and efficient terminal operation. Customer agrees to balance reports to its general ledger daily and to notify Fidelity within two (2) business days, in writing, of any out-of-balance condition. In no case shall Fidelity be liable for any losses or penalties arising from transactions reported after the network-allowed timeframe.

5.2	Fidelity shall not be responsible for any settlement issues or deficiencies reported to Fidelity after two (2) business days.

6.     ERROR/DISPUTE RESOLUTION

Customer will be responsible for the timely resolution of errors/disputes and notifications to cardholders as defined by federal regulations. Customer will handle monetary entries to its customer’s accounts and will establish and maintain a general ledger account for this purpose. Fidelity shall serve in an advisory capacity on dispute resolution. Customer shall forward dispute claims to Fidelity. Fidelity shall review such claims for adjustment eligibility and process all such eligible claims. Fidelity shall obtain draft copies, enter adjustments, and make appropriate entries to Customer’s clearing accounts. Fidelity shall work with Customer in connection with any adjustment returned for recharge to a cardholder’s account. Provided that Fidelity complies with all association guidelines related to adjustment processing, Customer is responsible for any losses incurred by disputed transactions.

7.	CUSTOMER OBLIGATIONS

Customer shall have the following obligations in connection with the EFT Services:

7.1	Data.

7.1.1	Customer is responsible for storage and retrieval of all of Customer’s reporting data.

7.1.2
If the data submitted by Customer to Fidelity for processing, whether electronically or otherwise, is incorrect, incomplete, or not in the form required by Fidelity for such data, Customer shall pay Fidelity the standard rates in effect at that time for any additional work performed by Fidelity to correct, complete and otherwise prepare data, until such time as Customer makes the data available in the proper form. If Customer fails to furnish the data to Fidelity in accordance with the schedule and form agreed upon by Fidelity and Customer, Fidelity will use its reasonable efforts to reschedule and process Customer’s work as promptly as possible. Customer shall pay for any expenses incurred by Fidelity caused by Customer’s failure to furnish its data to Fidelity in the form and/or at the time required.

7.1.3
Customer shall maintain copies of all of Customer’s input data submitted to Fidelity for processing hereunder (whether submitted to Fidelity directly or through any third party) to permit reconstruction of such input data, if required. Customer assumes all risks of loss and expense of reconstruction of such input data, unless and only to the extent that such loss is caused by Fidelity’s failure to perform in accordance with Fidelity’s standard practices.

7.2	Use of Services.

7.2.1
Customer shall cooperate with Fidelity and provide Fidelity with all necessary information (including, but not limited to, authorization and access to file layouts necessary to convert the card management system information to the Fidelity EFT System and other information necessary to convert ATM devices and debit card database information such as device type, location and address) and assistance required for Fidelity to make the EFT Services operational and available to Customer.

7.2.2	Customer assumes exclusive responsibility for the content of any instructions it may give to Fidelity.

7.2.3	Customer will use, and will instruct its customers to use, the EFT Network in accordance with the published rules, which rules may be changed by Fidelity from time to time.

7.2.4
Except as otherwise contemplated herein or otherwise permitted by Fidelity, Customer will use the EFT Services only for its own internal and proper business purposes and will not resell, directly or indirectly, any of the EFT Services or any portion thereof to any third party.

7.2.5
Customer shall not make any alteration, change or modification to any of the computer programs and/or Fidelity supported files and data bases (but not including the Customer files) used or provided by Fidelity in connection with providing the EFT Services to Customer hereunder, without Fidelity’s prior written consent in each instance.

7.3	Communications Lines and Equipment.

7.3.1
Except as otherwise agreed by Fidelity and Customer, Customer shall be exclusively responsible for the payment of all installation, monthly and other charges relating to the use of communications lines and equipment in connection with the EFT Services. If applicable, Fidelity will monitor all data communications circuits between the ATM Equipment and the Fidelity EFT System for continuous operation. Upon detection of a telephone line failure, Fidelity will notify the appropriate communications service provider and maintain such monitoring activity until restoration of service. Fidelity shall not be responsible for (i) service interruptions beyond Fidelity's control, (ii) delay or failure of any third party courier or delivery service, or (iii) failure of any third party vendor to deliver information, products, support or services, or other materials required for Fidelity to provide services hereunder.

7.3.2	All communications equipment, except communications equipment provided to Customer by Fidelity, shall be subject to Fidelity’s approval, not to be unreasonably withheld.

7.4	Customer Equipment.

7.4.1
Concurrently with its signing of the Agreement, Customer will notify Fidelity in writing as to the number and location of any and all Customer ATM Equipment through which Customer will initially access the EFT Services.

7.4.2
Customer will supply and maintain all ATM Equipment. Customer’s maintenance services shall include, but not be limited to, replenishing all cash and supplies required by the ATM Equipment and providing all required preventive and remedial maintenance.

7.4.3
Customer may add additional ATM Equipment for which Fidelity will provide the EFT Services. The fees and charges for such additional EFT Services will be Fidelity’s then current standard rates. Customer must give Fidelity at least sixty (60) days’ prior written notice of the installation and location of such additional ATM equipment. The additional EFT Services will be provided in accordance with Fidelity’s then current service offerings and procedures.

8.    CARD STANDARDS

8.1
All Access Cards issued to Customer's customers to utilize any equipment through which the EFT Services may be accessed shall conform to the data content, format and encoding specifications specified by Fidelity to Customer.

8.2
Customer has the option to purchase card stock through Fidelity or through a vendor of its choice. If Customer requests Fidelity to purchase the card stock, Customer shall pay Fidelity at the quoted rate plus any tax or freight.

9.	ACCESS TO NETWORKS

9.1
If, as part of the EFT Services provided by Fidelity to Customer hereunder, Customer instructs Fidelity to provide Customer with access to networks maintained by Fidelity and/or third parties, Customer shall comply with the rules, regulations, procedures, fees, assessments, penalties and other membership duties, obligations and costs of such networks then in effect, which are applicable to Customer. Fidelity’s ability to provide the network related services is contingent upon Customer obtaining financial institution sponsorship into the shared transaction network(s) in which Customer wishes to participate. Fidelity shall only render network related services concurrently with network sponsorship. Customer and/or its agents shall provide proof of sponsorship to Fidelity by providing a copy of the executed agreement between Customer and each network sponsor.

9.2	Customer will comply with all Fidelity and third party network rules, regulations, procedures and pay all costs which Fidelity may incur in providing Services to Customer.

9.3
Fidelity may, upon receipt of written instructions from any network to which Fidelity is providing access hereunder, including without limitation a network owned and/or operated by the Fidelity, immediately cease to provide to Customer, including Customer's customers, access to such network. Fidelity shall use its reasonable efforts to promptly notify Customer of such interruption in network access. Customer shall indemnify and hold Fidelity harmless from any claims, liabilities or losses, including cost and attorney's fees, resulting from Fidelity’s compliance with the written instructions of any network.

9.4
Customer shall indemnify and hold Fidelity harmless from any claims, liabilities or losses, including costs and attorneys' fees, resulting from (i) transactions effected with lost, stolen, counterfeit or misused Access Cards issued by, or on behalf of, Customer to allow customers of Customer to access the EFT Services, and/or (ii) actions, omissions or commissions of Customer's agents and third party host processors relating to the EFT Services provided that the indemnity provided for in this paragraph shall not be applicable to losses caused by the gross negligence or willful misconduct of Fidelity.

10.    AUTHORIZATION OF TRANSACTION REQUESTS

A shared network interface service allows Customers’ cardholders to access their accounts through third party terminals which are connected to the shared network, and allows third party customers access to their accounts with other institutions through Customer’s terminals. Transaction authorization requests are received from the shared network switch by Fidelity for authorization approval. Fidelity shall authorize transactions based on one (1) of the following options at Customer’s discretion: (i) positive balance file, for which Fidelity will maintain a record containing certain balance information and authorization limits for each of Customer’s cardholders, which is updated on a frequency defined by Customer (usually daily) through a file transmission, (ii) host authorization interface, for which Fidelity will maintain a host to host interface between the Fidelity EFT System and Customer’s system, which provides for the routing of foreign transaction requests at the Customer’s terminals to the appropriate network for disposition as well as the routing of Customer’s cardholder requests at network terminals to Customer’s system for authorization, or (iii) parameter file authorization for which Fidelity will maintain a cardholder file and authorize transactions based on a limit defined by Customer for a specified period of time. Regardless of the option chosen by Customer, Fidelity will provide Customer with a daily data file of authorized transactions in ACH format and the appropriate settlement reports.

11.    WARRANTY REGARDING EFT SERVICES

11.1	Fidelity assumes no liability arising from claims as a result of the unavailability of the EFT Services provided by third parties.

11.2
Stand-in processing occurs when the direct processor (Fidelity) or the indirect processor (Customer) does not respond to an authorization. Stand-in limits are to be defined by Customer, as appropriate. While Fidelity will use commercially reasonable efforts to respond to all authorizations in the allotted time-frame, in no event shall Fidelity be liable for any losses associated with transactions authorized as a result of such stand-in processing.

12.	LAWS AND GOVERNMENTAL REGULATIONS

12.1	Customer shall be responsible for compliance with all applicable laws and governmental regulations related to the EFT Services.

12.2
If, after the date hereof, any modifications to the EFT Services shall be required by law or by any governmental regulatory authority having authority over the business of Customer, except to the extent such changes may be beyond the capability of the Fidelity’s ATM network and/or the Customer equipment to implement, Fidelity shall modify the EFT Services to be in compliance with such new laws or governmental regulations. Fidelity may, at its discretion, pass on in whole or in part on an equitable basis to all similarly situated users, the costs of making any such modification to the EFT Services.

FIDELITY INFORMATION SERVICES, INC.
EQUIPMENT PURCHASE SCHEDULE

COMMENCEMENT DATE

The date that the Equipment identified in this Schedule is delivered to Customer.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently with this Schedule ("General Terms"), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida ("Fidelity") and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado ("Customer") from time to time hereafter shall be referred to as the "Agreement".

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.    FEES

Customer agrees to pay to Fidelity the Fees as set forth in Attachment 3 beginning on the Commencement Date in accordance with the payment terms set forth in this Agreement. Title to the Equipment shall not pass to Customer until payment for such Equipment has been paid in full.

2.    SALE OF EQUIPMENT

Fidelity agrees to sell to Customer and Customer agrees to purchase from Fidelity the equipment as listed on Attachment 3 to this Agreement (the "Equipment"). All Equipment orders are accepted subject to availability of the designated Equipment from the manufacturer.

3.    EQUIPMENT SUBSTITUTION

In the event Fidelity deems it appropriate to discontinue, prior to shipment, any specific item of Equipment listed on any Attachment, including Attachment 3, Fidelity shall not be in default of this Agreement provided Fidelity offers Customer substitute Equipment capable of equal or better performance. In the event that the price of such substitute Equipment exceeds the price of such discontinued Equipment, Fidelity shall notify Customer of the substitute price at least thirty (30) days prior to the date of shipment of such Equipment, and Customer shall have the option to cancel such order for the substitute Equipment within seven (7) days of receipt of notice from Fidelity with no liability to Fidelity with respect to such Equipment. If Customer elects to cancel the order for such substitute Equipment, Customer and Fidelity shall then decided on mutually agreeable Equipment within thirty (30) days of the cancellation of such order.  In the event that Fidelity does not receive notice of Customer's election to cancel the order for substitute equipment as set forth above, Customer shall be deemed to have agreed to purchase the substitute Equipment at the substitute price pursuant to the other terms and conditions hereof. In the event that the price of such substitute Equipment does not exceed the price of such discontinued Equipment, such substitute Equipment shall be substituted at the substitute price for the discontinued Equipment under this Agreement and Fidelity shall have no obligation to provide notice of the substitute equipment.

4.    DELIVERY, SECURITY INTEREST, AND RISK OF LOSS OR DAMAGE

4.1
Delivery. Customer agrees to pay or reimburse Fidelity for all costs of shipping Equipment to Customer, including freight, insurance and special packaging charges in connection with delivery. The means of shipment of the Equipment shall be in Fidelity's discretion and shipment may be made in installments unless otherwise mutually agreed in writing prior to shipment. Any delivery dates quoted by Fidelity are estimates only and are subject to availability and delivery from the respective manufacturers of the Equipment. Fidelity shall not be responsible for any delay attributable to any manufacturer or other third party.

4.2
Security Interest. Fidelity retains a purchase money security interest in each piece of Equipment until payment in full is received. Fidelity may file a copy of this Agreement with appropriate authorities at any time after signature by Customer as a financing statement and/or chattel mortgage in order to perfect such security interest. Customer agrees to execute any financing statements and other instruments requested by Fidelity to perfect such security interest. Customer shall not sell, exchange, lease, encumber or pledge the Equipment or grant or permit the creation or attachment of any other security interest therein without Fidelity's prior written consent. Until the purchase price for each piece of Equipment is paid in full, Customer, at its sole cost and expense, shall acquire and maintain adequate insurance to cover the unpaid portion of the purchase price. Coverage shall include, but not be limited to, fire, extended coverage, vandalism, malicious mischief and other coverage reasonably required by Fidelity. In the event of any loss, damage or destruction to the Equipment while any portion of the purchase price remains unpaid, Customer shall pay the remaining unpaid portion of the purchase price from the insurance proceeds.

4.3
Client’s Business Use. Client represents and warrants that it is acquiring the Equipment for its own business use and purpose, without any intention to re-sell or transfer the Equipment to any third party.

4.4
Risk of Loss or Damage. Risk of loss or damage for all Equipment and title to all Equipment shall pass to Customer upon delivery by Fidelity to the first common carrier at Fidelity's facility, or at the manufacturer's facility if shipped directly from the manufacturer, or upon delivery to Customer should Customer elect to pick up the Equipment.

5.    WARRANTIES

It is understood and mutually agreed that Equipment purchased by Customer from Fidelity hereunder is manufactured by companies other than Fidelity, and therefore Fidelity makes no warranty, express or implied, on any such Equipment. Customer accepts as the sole warranty on any Equipment, the warranty used or made by the manufacturer of such Equipment. Fidelity does warrant to Customer that any Equipment installed by Fidelity will be properly installed in accordance with the manufacturer's installation instructions. Fidelity does not extend to Customer any other warranty on or pertaining to the Equipment. EXCEPT AS PROVIDED IN THIS AGREEMENT, FIDELITY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY RELATING TO THE EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.    USE OF EQUIPMENT

Customer shall at all times use the Equipment in a careful and proper manner in conformity with the manufacturer's specifications and documentation, and in compliance with all applicable federal, state and local laws and regulations and the provisions of any insurance policies required hereby which relate to the possession or use of the Equipment.

7.	MAINTENANCE

Subject to the payment by Customer of the fees for Equipment maintenance set forth in Attachment 3 and in accordance therewith, Fidelity agrees to provide Customer with maintenance services for the Equipment as follows:

7.1
Term. Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of the Maintenance described in this Section shall be for one (1) year and shall commence on the Commencement Date. Thereafter, the Maintenance will automatically renew for successive one (1) year periods unless either party gives the other party written notice at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that the Maintenance will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

7.2
Telephone Support. Fidelity will provide remote telephonic support for the Equipment in accordance with Fidelity’s then-current policies and procedures for the applicable Equipment. Telephone support shall include Fidelity’s commercially reasonable efforts to (i) diagnose errors or malfunctions in the Equipment and/or malfunctions caused by operator error, (ii) advise Customer of corrective measures, and (iii) clarify operating instructions.

7.3
Equipment Not Supported by Fidelity. Fidelity is not responsible for 1) Equipment supported by any third party, 2) any Equipment which Fidelity has not expressly agreed to support, 3) which Customer has not paid the applicable maintenance fees, or 4) any Equipment which cannot be reasonably repaired, is obsolete where parts are no longer available from the hardware manufacturer or where the hardware manufacturer no longer provides maintenance support services for the hardware.

7.4
Customer Obligations. Customer shall promptly notify Fidelity of all problems with the Equipment, and shall, if applicable, provide assistance in identifying and detecting problems, errors, and malfunctions. Customer agrees not to attempt any repair or maintenance of the Equipment during the term of this Agreement without the prior written consent of Fidelity.

7.5	Limitations of Maintenance Liability. Fidelity shall not be responsible for design or manufacturing defects, which shall be the sole responsibility of the manufacturer.

FIDELITY INFORMATION SERVICES, INC.
WEBSITE DEVELOPMENT AND HOSTING SERVICES SCHEDULE

INITIAL TERM
Five (5) years

RENEWAL TERM
Five (5) years

COMMENCEMENT DATE
The date that the Services are first installed and available for Customer’s use in a production environment which is signified by Fidelity turning the system over to Fidelity support.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “Website Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.    DEFINITIONS

In addition to all other defined terms in the General Terms, the following terms will have the following meanings for purposes of this Website Agreement:

1.1
“Customer Data Center" shall mean (i) the Customer’s internal data processing department operating on Fidelity-provided systems or (ii) Fidelity operating as the Customer’s service bureau or data processing provider.

1.2	"Data Center" shall mean the space at one or more locations where Fidelity performs the Services, excluding Customer locations.

1.3	"End User Customer" shall mean a customer, client or member of Customer who uses the System.

1.4	"Fidelity's Server" shall mean the server-grade computers maintained by Fidelity on which the Customer’s website resides.

1.5	"Website" shall mean Customer’s Internet presence found at Customer's Uniform Resource Locator (URL) address.

2.    TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for successive periods of the Renewal Term set forth above unless either party gives the other party written notice at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that the Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

3.    FEES

Customer agrees to pay to Fidelity the Fees for Services as set forth in Attachment 1 beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms.

4.    SERVICES

4.1
Website Services. Fidelity agrees to provide to Customer, and Customer agrees to accept from Fidelity, the website services (the “Services”) described herein, subject to the terms and conditions set forth herein. For purposes of the foregoing, the term "Customer" will include Customer's affiliates.

4.2
Customer Mark License. During the Term and subject to the limitations set forth herein, Customer grants to Fidelity a limited, non-exclusive, and non-assignable (except to Fidelity’s subcontractors who provide the Services hereunder) license to use Customer's service marks and trademarks solely for the purpose of performing the Services and for no other purpose. Customer reserves all rights not expressly granted herein.

4.3
Regulatory Compliance for Services. Customer will be responsible for (i) compliance with all state and federal laws and regulations governing banks and other financial institutions and all associated regulatory disclosures; (ii) any disclosure to its End User Customers with respect to the Services and each Customer product or service made available through the Services ("Customer Product/Service"); (iii) the terms and conditions of any Customer Product/Service; (iv) the terms, conditions, and any limitations on which any Customer Product/Service may be accessed, utilized or transactions originated by any End User Customer; (v) determining the authority of any person accessing a Customer Product/Service; and (vi) preparing, maintaining, and monitoring compliance with verifiable documentation with respect to the foregoing. Customer acknowledges and agrees that Customer will not rely upon Fidelity for advice regarding compliance with governmental regulations. Customer must independently verify its compliance with such regulations. Fidelity will use commercially reasonable efforts, during the Term of this Agreement, to be in substantive compliance with federal rules and regulations as they relate to vendors of Services. In the event that there is a significant change in the manner by which the Services can be furnished hereunder, as a result of a regulatory compliance requirement, Fidelity and Customer will negotiate in good faith to resolve the compliance issue. If Fidelity determines that compliance is cost prohibitive, Fidelity may elect to terminate this Agreement without penalty, by providing Customer with thirty (30) days prior written notice.

Customer will promptly notify Fidelity of any modifications to the Services it believes to be required under any laws, rules, or regulations. Fidelity will perform any modifications to the Services that Fidelity determines are necessary or desirable. If such modifications result in a significant increase in Fidelity’s cost to provide Services, Fidelity will be entitled to increase the charges under this Agreement by an amount that reflects a pro rata allocation of Fidelity’s increased cost among the applicable Fidelity customers. Notwithstanding the foregoing, Customer acknowledges that the Services may, from time to time, consist in part of system(s) licensed by Fidelity from third-party vendor(s), and therefore, Fidelity will have no duty or responsibility to modify any such third-party system, except to the extent that the vendor thereof has such a duty or responsibility pursuant to the applicable license agreement between Fidelity and such vendor. This Section 4.3 specifically supersedes the provisions of the General Terms in conflict herewith to which this Schedule is attached.

4.4
Third-Party Providers. Fidelity reserves the right to substitute any brand or third-party provider of the Services, at its sole discretion, at any time with or without notice, provided that the quality of the Services is not materially diminished by such substitution.

5.    TERMINATION AND RELATED MATTERS

Within thirty (30) days after an officer of Customer certifies in writing to Fidelity that Customer has complied with the requirements for return of Fidelity data following termination as set forth in the General Terms and payment by Customer of all amounts due under this Agreement, Fidelity will (i) assign Customer's domain name to another Internet service provider designated in writing by Customer; and (ii) provide a notice at Customer's former website location for a thirty (30) day period of the new location of Customer's home page on the Internet.

6.    DESCRIPTION OF SERVICE PLAN OPTIONS

6.1	Standard Website Services Plan. - (up to 25 pages)
6.1.1 Development.
(a)	Choice of home page design and navigation bar from Fidelity’s standard library
(b)	Integration of Customer logo and category/button names
(c)	25 static Web pages of Customer-defined text (Not to exceed 8½" x 11" - 10 point type)
(d)	Five (5) financial calculators:
•	Loan calculator
•	Cash Flow calculator
•	Retirement calculator
•	Mortgage calculator
•	Savings calculator
(e)	Two (2) standard applications to be chosen from the following:
•	Loan application
•	Deposit Account application
•	Guest Book application
•	Loan Pre-qualification application
•	New Account application
•	Residential Loan application
•	Online Banking Enrollment - Consumer app.
•	Online Banking Enrollment - Business app.
(f)	Domain name registration
(g)	SSL Encryption Certification

6.1.2 Hosting.
(a)    Fidelity Website Management Console with self-editing capability
(b)    40MB disk space
(c)    25 static Web pages
(d)    3 GB monthly data transfer (about 60,000 page views)
(e)	Basic Website access statistics
(f)	24x7 monitoring and daily backups
(g)	Website file size is limited to the amount specified in the applicable plan with an additional monthly fee for additional space

6.2	Premium Website Services Plan. - (up to 50 pages)
6.2.1 Development.
(a)	Choice of home page design and navigation bar from Fidelity’s standard library
(b)	Integration of Customer logo and category/button names
(c)	50 static Web pages of Customer-defined text (No to Exceed 8½" x 11" - 10 point type)
(d)	Five (5) financial calculators:

•	Loan calculator
•	Cash Flow calculator
•	Retirement calculator
•	Mortgage calculator
•	Savings calculator
(e)    Five (5) standard applications to be chosen from the following:
•	Loan application
•	Deposit Account application
•	Guest Book application
•	Loan Pre-qualification application
•	New Account application
•	Residential Loan application
•	Online Banking Enrollment - Consumer app.
•	Online Banking Enrollment - Business app.
(f)    Domain name registration
(g)    SSL Encryption Certification

6.2.2 Hosting.
(a)    Fidelity Website Management Console with self-editing capability
(b)    60MB disk space
(c)    50 static Web pages
(d)    5 GB monthly data transfer (about 100,000 page views)
(e)	Basic Website access statistics
(f)	24x7 monitoring and daily backups
(g)    Website file size is limited to the amount specified in the applicable plan with an additional monthly fee for additional space

6.3	Custom Website Services Plan. Custom website services will be provided pursuant to mutual agreement of the parties.

6.4	Migrated Website Services Plan. (Must select Standard or Premium hosting Plan)
6.4.1 Development.
(a)    Copy of existing Website to Fidelity's server
(b)    Hook-up of existing applications to Fidelity's Form Submission CGI
(c)	Configuration of rates page to conform with Fidelity Website Management Console
(d)	Domain name registration or modification (if necessary)
(e)	SSL Encryption Certification
(f)	Code must be to Fidelity’s standards (Necessary modifications will be made at Fidelity’s then current rate.)
(g)	Does not include re-design of Customer’s Website (for which prices are quoted separately)
6.4.2 Hosting.
(a)    Fidelity Website Management Console with self-editing capability
(b)    24x7 monitoring and daily backups
(c)	Website file size is limited to the amount specified in the applicable plan with an additional monthly fee for additional space

7.    FIDELITY’S RESPONSIBILITIES

7.1	Fidelity Internet Server. Fidelity will provide its Internet hosting server to display and provide Internet access to Customer’s Website during the Term.

7.2	Website Services. Fidelity will provide the following services for Customer’s Website:

7.2.1	Registration of Customer’s domain name and IP address, at Customer's request;

7.2.2	Submission of Customer’s domain name for inclusion in related links and indexes, at Customer's request;

7.2.3	Basic Website statistical reporting;

7.2.4	Network and infrastructure maintenance; and

7.2.5	Hosting which includes redundancy, disaster recovery and server space with daily back up as specified in the applicable plan.

7.3	Support. Fidelity will provide telephone or e-mail support to Customer in accordance with the availability schedule and estimated response times set forth in Section 8 of this Schedule.

7.4	Maintenance of Network. Fidelity will maintain a direct Internet connection using a minimum of T1 access speeds or equivalent and Supported Secure Socket Layer web server software.

7.5
Availability of Website. It is intended that the Website will be available twenty-four (24) hours per day, seven (7) days per week; provided, however, that Fidelity reserves the right to suspend availability of the Website for brief periods of time for purposes of maintenance and updating and revision of the Website. Notwithstanding the foregoing, Fidelity is not responsible for the inability of Customer or an End User Customer to access the Website due to difficulties arising from or caused by problems or complications beyond the reasonable control of Fidelity. FIDELITY MAKES NO WARRANTY OF ANY KIND AS TO THE AVAILABILITY OF THE INTERNET.

8.    CUSTOMER SUPPORT AND MAINTENANCE

8.1    Customer Support.

8.1.1
Hours of Operation. Customer support calls can be logged to Fidelity’s appropriate call center on business days during the call center's normal business hours. Fidelity will use commercially reasonable efforts to respond to a service call promptly after the call is logged by a Fidelity call center representative.

8.1.2
Scheduled Maintenance. Fidelity will use commercially reasonable efforts to notify Customer in advance whenever Fidelity anticipates that scheduled maintenance will have a material impact on the Services provided. If possible, Fidelity will give Customer seventy-two (72) hours notice of Fidelity’s maintenance on its Data Center and network, except where deemed by Fidelity to be an emergency. Fidelity will use commercially reasonable efforts to (a) limit the number of hours of scheduled maintenance each month and (b) schedule maintenance within a non-peak usage timeline. However, Fidelity reserves the right to schedule maintenance as necessary.

8.2
System Upgrades/Modifications. Fidelity will provide upgrades, if any, to the Services in accordance with schedules determined by Fidelity. Upgrades to Services will be made available to Customer when new versions are developed. Additional functionality may be made available by Fidelity from time to time for an additional fee, if any, and may be subject to additional or different terms and conditions.

9.    CUSTOMER’S RESPONSIBILITIES

9.1
Collaboration. Customer will collaborate with Fidelity in the development of Customer’s Website. Customer will respond promptly to requests by Fidelity and will furnish Fidelity with appropriate Website text and feedback in a responsive manner.

9.2	Changes. Customer may utilize the self-editing capabilities of the Fidelity Website Management Console for Website content changes.

9.3	Security. Customer will select and implement a security system for its web browser and for safeguarding the security of the passwords necessary to access the Fidelity Website Management Console.

9.4
Responsibility for End User Customer Activity. Customer is solely and exclusively responsible for any and all financial risks associated with End User Customers’ access to and use of the Website, including validation of all transactions.

9.5	End User Customer Assistance. Customer is solely responsible for providing assistance to its End User Customers regarding access to and use of the Website.

9.6
Content. Customer is solely responsible for the content of its Website, including, without limitation, (a) the accuracy and/or completeness of any content placed on the Website, and (b) Customer’s rights to use such content. Customer will not place and cause to be placed on the Website any content that contains any content or materials which are obscene, threatening, malicious, which infringe on or violate any applicable law or regulation or any proprietary, contract, moral, privacy or other third party right, or which otherwise exposes Fidelity to civil or criminal liability.

9.7
Customer Warranties. Customer represents and warrants that: (a) Customer's Website content does not and will not contain any content, materials, advertising or services that are inaccurate or that infringe on or violate any applicable law, regulation or right of a third party, including, without limitation, export laws, or any proprietary, contract, moral, or privacy right or any other third party right, and that Customer owns the content or otherwise has the right to place the content on the Website; and (b) Customer has obtained any authorization(s) necessary for hypertext links from the Website to other third party websites. Should Customer receive notice of a claim regarding the Website, Customer will promptly provide Fidelity with written notice of such claim.

10.    IMPLEMENTATION OF WEBSITE

10.1
Kick-Off Meeting. At a mutually agreeable time following execution of Signature Page for Website Hosting, Fidelity will conduct a kick-off meeting with Customer personnel. The kick-off meeting will be in the form of a conference call and will last approximately one (1) hour. Customer must have Internet access at its location during the kick-off meeting. During the kick-off meeting the following topics will be discussed:

10.1.1	Description of Website content needed to begin work

10.1.2	Domain name registration

10.1.3	Proposed timelines for project completion with agreed-upon due dates ("Project Timeline")

10.2
Construction of Website. By the due dates in the Project Timeline, Customer will provide Fidelity with the Website content and set-up parameters. Upon receipt of the Website content and set-up parameters, Fidelity will begin site construction based on the Project Timeline. If the Customer fails to deliver the necessary Website content and set-up parameters by the due dates in the Project Timeline, Fidelity reserves the right to adjust the Project Timeline based on the then-current Fidelity implementation schedule.

10.3
Website Training. Customer will make available to Fidelity two (2) individuals for training purposes. These two (2) trainees will be responsible for receiving and processing product services, forms, e-mails, updating product rates and terms and general administrative functions. Fidelity will conduct a training session prior to Website completion. The training session will be in the form of a conference call and will last one (1) hour. Customer must have Internet access at its location during the training session. The training session will include instructions on Website administrative functions.

10.4
Links to Other Sites. At the Customer's request and direction, the Customer's Website may contain hyperlinks to Internet or websites operated by parties other than Fidelity. Fidelity does not control such linked Internet and websites, and is not responsible for their content. Customer is solely responsible for any such hyperlinks to such Internet and websites. Fidelity's inclusion of hyperlinks to such Internet and websites does not imply any endorsement of the material on such sites or any association with their operators.

FIDELITY INFORMATION SERVICES, INC.
SOFTWARE LICENSE SCHEDULE

COMMENCEMENT DATE
The date the Software identified in this Schedule is delivered to Customer

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently with this Schedule (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “License Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.    GRANT OF LICENSE/RIGHT TO ACCESS AND LIMITATIONS.

1.1
Grant of License/Right to Access. The license(s) granted to Customer under this Schedule is effective on the Commencement Date and shall not be delayed by or contingent upon installation, operation, or the delivery or completion of any services. For each item of Software listed on Attachment 3, Fidelity grants to Customer a perpetual, non-exclusive and non-transferable license to the Software in object code format only and solely for Customer’s own internal use and benefit in accordance with the terms of this License Agreement. Notwithstanding the foregoing, the license granted to Customer with respect to any third party software shall be limited to the license granted to Fidelity by such third party. For each interface listed on Attachment 3, if applicable, Fidelity grants to Customer a non-exclusive and non-transferable right to access and use such interface(s) in object code format only and solely for Customer’s own internal use and benefit in accordance with the terms of this License Agreement for the term of the applicable maintenance agreement.

1.2
Backup and Test Copies. Notwithstanding anything to the contrary in this Schedule, the Software may be transferred to a backup server or system when the primary server or system on which the Software is installed or licensed for use is temporarily inoperable or unusable, to another machine for disaster recovery testing only (which may occur concurrent with normal use of the Software), or for disaster testing, recovery, and processing. Customer may also make no more than two (2) copies of the Software for testing, backup, and archival purposes.

1.3
Limitations on License. Customer’s use of the Software is strictly governed by this Agreement. Under no circumstances will any title or ownership in the Software be transferred to Customer, and Customer hereby assigns to Fidelity all right, title and interest it may acquire in and to such Software. Customer may not provide or use the Software for the benefit of its Affiliates unless each such Affiliate has agreed in advance and in writing to be bound by the terms and conditions of this Agreement and Customer has obtained and paid the necessary licenses and paid the appropriate license fees for such Affiliate as determined by Fidelity. Under no circumstances shall Customer:

(a)	Disclose the Software to, permit access to the Software to, or use the Software on behalf of, a competitor of Fidelity;

(b)	Translate, reverse engineer, de-compile, interpret, or disassemble the Software;

(c)	Distribute, sell, lease, or assign the Software;

(d)	Copy or in any way duplicate the Software except as is expressly permitted in this Schedule;

(e)
Use the Software to process accounts or records, or to generate output data, for the direct benefit of, or for purposes of rendering services to, any business entity or organization other than Customer; provided Customer shall not be prohibited from processing its customer’s accounts;

(f)	Make any changes or modifications to the Software; or

(g)	Transfer the Software outside of the United States.

1.4
License/Access Verification Rights. Customer acknowledges and agrees that Fidelity may be obligated under its agreements with third party software licensors, for software components which are part of or associated with the use of the Software, to allow such licensors the right to audit Fidelity’s records for access and distribution verification. Customer agrees to maintain a record of the number and location of all copies of the Software in its possession. Customer shall provide Fidelity with a copy of such record upon Fidelity’s written request. Such records may include, but are not limited to, the names, addresses, contact names and phone numbers of the Fidelity customers who use the Software pursuant to this Agreement. Following prior written notice, Fidelity or its designee shall have the right to enter Customer’s premises during regular business hours in a non-disruptive manner for the purpose of: a) inspecting the location and use of the Software; b) evaluating Customer’s compliance with the terms of this Agreement; and c) reviewing the standard procedures of Customer regarding retention, safekeeping, and disposal of all media and materials pertaining thereto. Customer consents to Fidelity’s compliance with its obligations to its licensors and agrees to cooperate with Fidelity or its licensors regarding such audit efforts.

1.5
Termination of License. Notwithstanding anything herein to the contrary, the License is subject to Customer’s (a) payment of the license fee for such Software and (b) compliance with the terms and conditions of this Agreement. Fidelity may terminate the License if Customer fails to pay the license fee or to comply with such terms and conditions. Upon termination of the License for any reason, Customer shall discontinue all use of the Software and shall either destroy and certify destruction by an authorized officer of Customer, or return to Fidelity, all copies of the Software and related documentation which are in Customer’s control or possession.

2.	RISK OF LOSS OR DAMAGE. Risk of loss or damage for all Software and related documentation shall pass to Customer on the Commencement Date.

3.	FEES AND CHARGES. Customer shall pay Fidelity such fees and charges as may be set forth on Attachment 3.

4.    WARRANTY AND DISCLAIMER.

4.1
Right to License. Fidelity hereby represents and warrants to Customer that Fidelity is the owner of the Software or otherwise has the right to grant to Customer the rights set forth in this Agreement. In the event of any breach or threatened breach of the foregoing representation and warranty, Customer’s sole remedy shall be as set forth in Section 8.1 of the General Terms.

4.2
Performance Warranty. For one-hundred and eighty (180) days following the date the Software is first used by Customer in a production environment, Fidelity warrants that the Software delivered hereunder will perform in all material respects in accordance with the then-current user manuals, guides and/or documentation. Fidelity’s sole obligation to Customer under the foregoing warranty is to remedy, at no cost to Customer, any material defects reported to it.

4.3	Software Warranty Exclusions. The warranty set forth in Section 4.2 does not apply to any of the following:

(a)	Improper operation of the Software;

(b)	An event of force majeure;

(c)	Abuse or misuse of the Software;

(d)	Malfunctions of the Software caused by alterations or tampering;

(e)	Malfunction of the Software due to attachment, or addition or use of software and/or equipment not approved by Fidelity; or

(f)	Destruction in whole or in part of the Software by any person other than Fidelity, its agents, representatives, or employees.

4.4
Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS SECTION 4, FIDELITY DISCLAIMS ALL WARRANTIES ON THE SOFTWARE FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The stated express warranties are in lieu of all obligations or liabilities on the part of Fidelity arising out of or in connection with the performance of the Software.

5.
SOFTWARE SUBSTITUTION. In the event Fidelity deems it reasonably appropriate to discontinue, prior to shipment, any specific item of Software listed on Attachment 3, Fidelity shall not be in default provided Fidelity offers Customer substitute software that is substantially similar in all material respects. In the event that the price of such substitute software exceeds the price of such discontinued Software, Fidelity shall notify Customer of the substitute price at least thirty (30) days prior to the date of shipment of such substitute software, and Customer shall have the option to cancel the order for such discontinued Software with no liability to Fidelity with respect to such discontinued or substitute software. In the event that Fidelity does not receive notice of Customer’s election to cancel the order prior to the date of shipment Customer shall be deemed to have agreed to license or purchase, as applicable, such substitute software at the substitute price pursuant to the other terms and conditions hereof.

6.
IMPLEMENTATION/DATA CONVERSION SERVICES. If indicated on Attachment 3, Fidelity shall perform implementation and/or data conversion services in accordance with Fidelity’s standard implementation and data conversion procedures.

FIDELITY INFORMATION SERVICES, INC.
SOFTWARE MAINTENANCE SCHEDULE

INITIAL TERM
Five (5) years

RENEWAL TERM
Five (5) years

COMMENCEMENT DATE
The Commencement Date shall be the date of delivery of Software, or in the event that Fidelity provides implementation and/or data conversion services, the date that the Software is first installed and available for Customer’s use in a production environment.

This Schedule together with any attachments and/or exhibits hereto, the General Terms and Conditions to be signed concurrently (“General Terms”), and any written modifications thereto signed and agreed to by Fidelity Information Services, Inc. of Maitland, Florida (“Fidelity”) and Solera Bank, N.A. (IO) of Wheat Ridge, Colorado (“Customer”) from time to time hereafter shall be referred to as the “Software Maintenance Agreement” or “Agreement”.

This Schedule supersedes and replaces any and all prior agreements between the parties and/or their affiliates, subsidiaries, predecessors, successors, or assigns for the same or similar services as those described in this Schedule.

1.    TERM

Unless otherwise terminated as provided for in the General Terms or as may be set forth herein, the term of this Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term set forth above. Thereafter, this Agreement will automatically renew for successive periods of the Renewal Term set forth above unless either party gives the other party written notice at least one hundred eighty (180) days prior to the expiration date of the Term then in effect that the Agreement will not be renewed beyond such Term. The Initial Term and the Renewal Terms are herein collectively referred to as “Term”.

2.    FEES

Customer agrees to pay to Fidelity the fees for Services as set forth in Attachment 3 (the “Pricing Attachment”) beginning on the Commencement Date in accordance with the payment terms set forth in the General Terms.

3.    COVERED MAINTENANCE

3.1
General. Fidelity will provide the maintenance required to cause the Software and/or interface(s), as identified on that certain Software License Schedule and its Attachment(s), which is hereby incorporated by reference, to operate substantially in accordance with the then-current documentation. Such maintenance will be performed during the Term and includes all labor without additional fees to Customer, except as otherwise provided in this Agreement. Fidelity agrees, as its exclusive obligation hereunder, to use commercially reasonable efforts to correct reported defects in a timely manner based on the severity of the error and its effect on Customer’s business or operations. Minor errors which do not either (i) materially affect Customer’s business or operations or (ii) cause unreasonable disruption to Customer, may be addressed in the next release of the Software. For some errors, Fidelity may provide Customer with a reasonable procedure or “work around” to avoid the effects of the error until it can be addressed in the next release of the Software, provided that such procedure is not unreasonably burdensome to Customer.

3.2
Updates to Software. Fidelity shall provide Customer with all new releases, versions, error corrections, patches, and fixes for the Software and interface(s) which it provides to its customers who have contracted for maintenance services for the Software and/or interface(s). Through or under the direction of Fidelity and in the manner indicated, Customer shall promptly add to and/or install each release, version, error correction, patch or fix and any applicable documentation provided to Customer by Fidelity. Customer’s failure to install any release, version, error correction, patch, or fix and any applicable documentation provided by Fidelity, shall release Fidelity of any responsibility for the improper operation or any malfunction of the Software as modified by such release, version, error correction, patch or fix, but shall not relieve Customer of any of its obligations hereunder. Fidelity reserves the right to charge additional fees for any new or additional product or for new or additional versions of the Software which introduce significant new functionality or changes in the technology used, provided, or relied upon.

3.3
Telephone Support. Fidelity will provide telephone support for the Software and/or interface(s), as applicable, during regular business hours excluding banking holidays. Telephone support shall include (i) diagnosing errors in the Software and malfunctions caused by operator error, (ii) advising Customer of corrective measures, and (iii) clarifying operating instructions contained in the documentation, if applicable.

4.    EXCLUSIONS FROM COVERED MAINTENANCE

Software maintenance does not include the following:

4.1
Malfunctions and errors caused by (i) unreported defects, (ii) misuse or abuse of the Software, (iii) Customer’s failure to backup its systems, (iv) use of the Software with hardware or software other than that approved by Fidelity for use with such Software, (v) changes to the Software made by or on behalf of Customer which are not developed in consultation with Fidelity, (vi) maintenance or repair performed by other than authorized Fidelity personnel, (vii) damage to the Software by Customer, or (vii) an event of force majeure as set forth in Section 5 of the General Terms;

4.2	Repair or replacement of expendable items;

4.3	Standby support for equipment changes, reconfiguration, upgrades or relocations;

4.4	Fidelity-requested involvement in determining or solving a problem on software and/or equipment not covered by this Agreement;

4.5	Replacement Software; or

4.6	On-site service or the installation of any Software or hardware. If Customer requests on-site assistance, Fidelity may provide such support and bill Customer at then-current rates for such services.

5.    CUSTOMER’S RESPONSIBILITIES

Customer shall:

5.1	Timely train its personnel in use and operation of the Software;

5.2	Participate in testing when requested to do so by Fidelity;

5.3	Establish and institute Fidelity’s reasonably required operating procedures;

5.4	Comply with instructions received from Fidelity verbally or in writing;

5.5
Promptly notify Fidelity of all problems with the Software, and shall, if applicable, provide assistance in identifying and detecting problems, errors, and malfunctions. Upon request by Fidelity, Customer shall provide data and information regarding any errors with sufficient detail and supporting documentation to enable Fidelity to diagnose, and if necessary, recreate the problem, error, or malfunction; and

5.6	Maintain access to the Software for remote access and diagnosis purposes.

6.	BILLABLE CALL MAINTENANCE

Any maintenance other than covered maintenance described in this Schedule, will be charged at Fidelity’s then-current rates.

EXHIBIT A
3-D SECURE SERVICES

INITIAL TERM

The Term of this Exhibit shall be coterminous with the Electronic Funds Transfer Services Schedule and shall automatically terminate if the Electronic Funds Transfer Services Schedule is terminated for any reason.

RENEWAL TERM

The Renewal Term of this Exhibit shall be coterminous with any renewal of the Electronic Funds Transfer Services Schedule.

Fidelity agrees to provide Customer with the 3-D Secure Services described below. The following terms and conditions are in addition to the terms and conditions of the Agreement. The parties agree that this Exhibit A is incorporated into and made part of the Electronic Funds Transfer Services Schedule.

1.    DEFINITIONS

In addition to any other defined terms contained in the Schedule, the following capitalized terms will have the following meanings with regard to this Exhibit. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

1.1
“3-D Secure”, “3-D Secure Services” or “3-D Secure Solutions” shall mean Fidelity’s program name for those systems, software, and services required for an institution to be compliant with the requirements of VISA and MasterCard electronic commerce security initiatives known as Verified by VISA and MasterCard SecureCode.

1.2	“Cardholder” shall mean an authorized user of a Debit Card (as defined below) issued by Customer.

1.3	“Cardholder Authentication” shall mean the process of verifying account ownership during a purchase transaction in an online electronic commerce environment.

1.4
“Cardholder Enrollment” shall mean the process of authenticating a Cardholder for the purpose of allowing the Cardholder to assign a unique password, which would be subsequently used for authentication.

1.5	“Debit Card(s)” shall mean Debit MasterCard and/or VISA Check Card debit cards issued by Customer.

2.    3-D SECURE SOLUTIONS

2.1
Customer hereby engages Fidelity to provide 3-D Secure Solutions to Customer. This service provides secure internet servers and web pages that allow Cardholder Authentication and Cardholder Enrollment functions compatible with Verified by VISA and MasterCard Secure Code specifications. The purpose of these services is to reduce the incidence of fraudulent and disputed online payments, and their associated costs.

2.2	Computer systems supporting 3-D Secure Solutions will be available twenty-four (24) hours per day, seven days per week (except for certain down times as described in Section 2.5).

2.3
Only Debit Cards issued by Customer are eligible for 3-D Secure Services. Fidelity will not provide 3-D Secure Solutions for any other payment cards, including, but not limited to, financial institution branded automated teller machine (ATM) cards.

2.4	Customer will use Fidelity only for technical support in using the 3-D Secure Solutions system. All first tier support functions to the Cardholder shall be performed by Customer.

2.5
Customer understands that Fidelity’s 3-D Secure Solutions may occasionally be unavailable for short periods of time due to maintenance, enhancements, upgrades and similar activities. Although Fidelity will use commercially reasonable efforts to keep these periods of unavailability as short as reasonably possible, Customer acknowledges that 3-D Secure transactions may occur during these periods.

2.6
Customer understands and acknowledges that all Rules and Policies relating to the MasterCard Secure Code Program or the Verified by Visa Program and electronic commerce may be amended from time to time and are subject to change without notice by MasterCard or Visa.

3.    RESPONSIBILITIES OF CUSTOMER

Fidelity’s obligation to provide 3-D Secure Solutions shall be contingent upon Customer’s compliance with the following:

3.1
Customer will use its best efforts to keep Cardholder address information current on Fidelity’s database. This information is used during the Cardholder Enrollment process. Incorrect or missing address data may cause the Cardholder to be unable to enroll.

3.2
Customer will assign the function of “Issuer Administrator” to a Customer employee. The “Issuer Administrator” employee would be responsible for granting, denying, or modifying other Customer employees (CSR Administrators) access and privileges to the 3-D Secure administrative website.

3.3
“CSR Administrators” shall be assigned to one or more Customer employees. The “CSR Administrator” shall have all system access to research problems, reset Cardholder passwords, pull reports, and other general first line customer service functions to a Cardholder.

4.    EXCLUSIONS

Customer shall indemnify and hold Fidelity harmless against all claims, losses, damages, or liabilities arising in connection with any of the following:

4.1	Any occurrence of fraud in connection with a Debit Card and a 3-D Secure password.

4.2	Any reimbursement through the Secure Debit Program (if Customer has contracted for the Secure Debit Program) for fraud in connection with a Debit Card and a 3-D Secure password;

4.3	Cardholder transaction(s) not being completed due to Cardholder choosing not to enroll in 3-D Secure at the time of the transaction(s);

4.4	Cardholder transaction(s) being denied due to Cardholder data being invalid on the Cardholder record in Fidelity’s database.

5.    3-D SECURE FEES

Customer agrees to pay the monthly fees for 3-D Secure Services as outlined on the Pricing Attachment attached hereto beginning on the Commencement Date for Services in accordance with the payment terms set forth in the Agreement. One-time fees set forth in Attachment 1 shall be paid as follows: fifty percent (50%) of such fees upon execution of this Exhibit and the remaining fifty percent (50%) of such fees on the date that 3-D Secure Services are first available for Customer’s use in a production environment, as evidenced by Fidelity turning 3-D Secure Services over to Fidelity support (the “Commencement Date for Services”). Fidelity reserves the right to adjust at any time, pass-through costs, fees and charges, outside its control, including without limitation, telecommunications charges associated with providing the services described in this Schedule.

6.    INSTALLATION

6.1
Standard. Standard installation provides Customer with Fidelity standard template websites accessible by Cardholders for enrollment and authentication purposes. Customer’s name, logo, and contact information will appear on these web pages in a standard template format. Standard installation also provides Customer with standard, non-branded administrative website access for program management, reporting, research, and customer care.

6.2
Custom. Custom installation provides Customer with unique, custom websites accessible by Cardholders for enrollment and authentication purposes. Customer’s name, logo, and contact information will appear on these web pages in a format (e.g., specific text, graphics) specified by Customer and allowable by VISA or MasterCard specifications. Custom web pages might include specific terms and conditions, marketing initiatives, welcome screens, and other specific requests. Custom installation also provides Customer with standard, non-branded, administrative website access for program management, reporting, research, and customer care.

7.    MISCELLANEOUS

From time to time, Customer may require changes to 3-D Secure Services. The fees for such changes may be found on the EFT Schedule of Services which may be amended from time to time by Fidelity.

EXHIBIT B
SECURE DEBIT SERVICES

INITIAL TERM
One (1) year

RENEWAL TERM
One (1) year

Fidelity agrees to provide Customer with the Fraud Detection Services and/or Fraud Indemnification Services described below. The following terms and conditions are in addition to the terms and conditions of the Agreement attached thereto. The parties agree that this Exhibit B is incorporated into and made part of the Electronic Funds Transfer Services Schedule.

1.    DEFINITIONS
In addition to any other defined terms contained in the Schedule, the following capitalized terms will have the following meanings with regard to this Exhibit. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

1.1	“Cardholder” shall mean an authorized user of a Debit Card issued by the Customer.

1.2	“Debit Card(s)” shall mean Debit MasterCard and/or VISA Check Card debit cards issued by Customer.

1.3	“Fraud Detection Services” shall mean the fraud detection and other services to be provided hereunder by Fidelity using its Neural Network.

1.4	“Fraud Indemnification” shall mean the indemnification of certain losses by Fidelity, as more fully described in Section 7 of this Exhibit.

1.5	“Neural Network” shall mean the computer software and systems maintained by Fidelity which use predictive software techniques to capture payment card usage patterns and detect fraudulent transactions.

1.6
“Secure Debit Program Services” shall mean the Fraud Detection Services and Fraud Indemnification provided hereunder by Fidelity using its Neural Network. Customer may or may not contract for Fidelity’s Fraud Indemnification Services.

2	TERM

The Term of this Exhibit shall be for a period of one (1) year beginning upon the Commencement Date for Services and shall automatically renew for additional one (1) year periods at the end of each term unless either party provides no less than thirty (30) days written notice.

3.    FRAUD DETECTION SERVICES

3.1
Customer hereby engages Fidelity to provide Fraud Detection Services to Customer and its Cardholders. Using its Neural Network, Fidelity will use commercially reasonable efforts to identify potential fraudulent Debit Card transactions.

3.2
When the Neural Network detects a potentially fraudulent transaction, Fidelity may decline the transaction, place a “hold” on the Debit Card to prevent any further transactions, and/or promptly contact by telephone either the Cardholder or an individual designated by the Customer. Customer hereby authorizes Fidelity to decline Debit Card transactions that appear suspicious in Fidelity’s sole discretion and to contact the Cardholder to confirm transaction activity as deemed appropriate in Fidelity’s sole discretion.

3.3
Fidelity shall operate the Neural Network twenty-four (24) hours per day, seven (7) days per week (except for certain down times as described in Section 3.6). Fidelity’s call center shall operate from 8:00 a.m. to 9:00 p.m., seven (7) days per week. Customer acknowledges that potential fraudulent transactions detected by the Neural Network during hours when the call center is closed will be addressed when the call center reopens.

3.4
Only Debit Cards issued by Customer are eligible for Fraud Detection Services. Fidelity will not provide Fraud Detection Services for any other payment cards, including, but not limited to, financial institution branded automated teller machine (ATM) cards.

3.5
Customer understands that the Fraud Detection Services are intended to detect and prevent potential fraudulent Debit Card activity. However, Customer acknowledges that (a) no fraud detection tool is one hundred percent accurate, and (b) it is likely that some fraudulent transactions will go undetected by the Neural Network and that some non-fraudulent transactions may be scored as potential fraud and declined.

3.6
Customer understands that the Neural Network occasionally may be unavailable for short periods of time due to maintenance, enhancements, upgrades and similar activities. Although Fidelity will use commercially reasonable efforts to keep these periods of unavailability as short as reasonably possible, Customer acknowledges that fraudulent transactions may occur during these periods.

4.    RESPONSIBILITIES OF CUSTOMER

Fidelity’s obligation to provide Fraud Detection Services shall be contingent upon Customer’s compliance with the following:

4.1
Customer will use its best efforts to keep current on Fidelity’s database all information regarding Cardholders issued by Customer, including, but not limited to, each Cardholder’s date of birth, day and evening telephone numbers, address and Social Security number.

4.2
Customer agrees to use reasonable efforts to contact its Cardholders regarding potentially fraudulent Debit Cards and shall provide Fidelity with any information obtained from a Cardholder regarding such Debit Cards.

5.    EXCLUSIONS

Fidelity disclaims all liability to Customer for, and Customer shall indemnify and hold Fidelity harmless from, any and all demands, claims, actions, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, arising in connection with any of the following:

5.1	Any occurrence of fraud in connection with a Debit Card (unless Customer elects the Fraud Indemnification option described in Section 7 of this Exhibit);

5.2	Neural Network system downtime for maintenance, enhancements, upgrades, and similar activities;

5.3	The application of a low risk score when a transaction was actually fraudulent;

5.4	The application of a high risk score which results in blocking use of a Debit Card which is not involved in fraudulent activity;

5.5	Any failure by Fidelity to decline a fraudulent transaction or to notify Customer or Cardholder of a fraudulent transaction;

5.6	Any decline of a non-fraudulent transaction; or

5.7	A Cardholder’s inability to use his or her Debit Card due to Fidelity placing a temporary restriction on a Debit Card which Fidelity determines to be potentially fraudulent.

6.    FRAUD DETECTION SERVICE FEES

Fees for Fraud Detection Services will be waived for any month during the term of this Exhibit in which Customer maintains a Penetration Rate (“Penetration Rate”) of ninety percent (90%) or greater. Penetration Rate for each month hereunder is calculated on the last day of such month by dividing the number of Debit Card records (x) by the sum of (x) and the number of self-branded automated teller machine (ATM) card records (y) (e.g. Penetration Rate = ( x / (x+y) ). Customer has ninety (90) days from the Effective Date of this Exhibit to reach the Penetration Rate described above. Following that initial ninety (90) day period, during any month that the Penetration Rate is less than ninety percent (90%), Customer will pay monitoring fees to Fidelity in an amount set forth on Attachment 4.

7.    OPTIONAL FRAUD INDEMNIFICATION SERVICES

7.1
In addition to Fraud Detection Services, Customer may also contract with Fidelity for Fraud Indemnification. If Customer chooses this option, Fidelity will indemnify Customer against any fraud loss sustained by Customer (other than an Excluded Loss, as defined below) due to any Debit Card transaction by an unauthorized person who uses (a) any lost or stolen Debit Card or Debit Card number or (b) any counterfeit Debit Card or Debit Card number purportedly issued by Customer, provided, however, that Customer shall be responsible for the initial fifty dollars ($50.00) of any loss applicable to a Debit Card number.

7.2	Notwithstanding the foregoing, Fidelity will not indemnify Customer for any of the following losses (each of which shall be an Excluded Loss):

7.2.1	Losses due to the Cardholder’s attempt to commit fraud against Customer;

7.2.2	Losses for which the Cardholder has disclosed the Personal Identification Number or “PIN” to any other party, including, but not limited to, disclosure by writing the PIN on or near the card;

7.2.3	Losses for which the Cardholder has disclosed the 3-D Secure password to any other party, including but not limited to, disclosure by writing the 3-D Secure password on or near the card;

7.2.4	Losses due to any action or omission of any employee or agent of Customer;

7.2.5	Losses due to disputed transactions between Customer, Cardholder, and merchant, such as lack of service, non-receipt, duplicate postings, and differences in posting amount and receipt;

7.2.6
Losses resulting from lost interest, bank fees, returned check fees, overdraft fees, or any other charge incurred by a Cardholder due to reductions in an account’s available balance as a result of a fraudulent transaction;

7.2.7
Losses above Fidelity’s then-current guidelines for daily point-of-sale maximum amount. As of the date of this Exhibit, such amount is one thousand two hundred dollars ($1,200.00). Fidelity reserves the right to increase or decrease this amount at any time and will provide Customer written notice thereof. In the event that Customer raises any Cardholder’s limit above that amount, Customer shall be responsible for any losses incurred over that daily limit; or

7.2.8	Losses that result from any cards which are not Debit Cards, including Customer’s original issue of automated teller machine (ATM) cards.

8.    CUSTOMER RESPONSIBILITIES

8.1
The Fraud Indemnification provided by Fidelity is conditioned upon Customer providing Fidelity written notice of any occurrence upon which Customer intends to base a claim of indemnification hereunder within sixty (60) days of such occurrence. Fidelity shall have full authority to investigate and take legal action with regard to such occurrence, and Customer shall provide reasonable assistance and cooperation to enable Fidelity to investigate and take legal action with regard to such occurrence.

8.2
Customer agrees that Fidelity shall have the right to contact Cardholders during the investigation of any occurrence for which Customer is making a claim hereunder. Further, Customer agrees to use best efforts to obtain an affidavit from any such Cardholder, attesting to his or her lack of involvement in the occurrence and his or her willingness to assist in any investigation and legal action relating thereto.

8.3
Within twenty-four (24) hours of receiving notice from a Cardholder that a Debit Card has been lost, stolen or compromised, Customer shall report such notice to Fidelity so that the Debit Card may be included on the MasterCard Warning Bulletin or Visa Exception File (as applicable) for such period of time as is necessary (recommended minimum of 6 months) to protect against attempted fraudulent transactions. Customer shall pay all charges and costs incurred for inclusion of the Debit Card on the MasterCard Warning Bulletin or Visa Exception File.

9.	FRAUD INDEMNIFICATION FEES

For each month during the term of this Exhibit, Customer will pay Fidelity the fee set forth in Attachment 4. The Fraud Indemnification Fee is in addition to any monitoring fees owed by Customer and is not eligible for a waiver as is the monitoring fee.